Filed pursuant to Rule 424(b)(3)
File No. 333-210821

Prospectus Supplement No. 2 Dated November 16, 2016
(To Prospectus Dated August 12, 2016, as Supplemented
By Prospectus Supplement No. 1 Dated October 11, 2016)

10,714,286 Shares

 Common Stock

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) updates and supplements the prospectus of TripBorn, Inc. (the “Company,” “we,” “us,” or “our”) dated August 12, 2016, as updated and supplemented by Prospectus Supplement No. 1 dated October 11, 2016 (collectively, the “Prospectus”), with the following attached document, which we filed with the Securities and Exchange Commission:

A.	Our Quarterly Report on Form 10-Q filed on November 15, 2016.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors section beginning on page 9 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 16, 2016.

Index to Filings

Annex
Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2016 filed with the Securities and Exchange Commission on November 15, 2016.	A

Amnex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number:  333-210821

TripBorn, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-2447426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

812, Venus Atlantis Corporate Park
Near Prahalad Nagar Garden, Satellite
Ahmedabad, Gujarat, India 380 015
(Address of principal executive office) (Zip Code)

(91) 79 40191914
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes   ☒   No   ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

As of November 8, 2016, there were outstanding 76,804,914 shares of common stock, par value $0.0001 per share.

TripBorn, Inc.

Form 10-Q

For the Second Quarter and Six Months Ended September 30, 2016

PART I.  FINANCIAL INFORMATION
ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

TRIPBORN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Second Quarter Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$162,560	$39,811	$256,802	$97,215

Cost of revenue	130,659	6,590	199,605	22,545

Gross profit	31,901	33,221	57,197	74,670

Operating expenses
Selling, general, and administrative expenses	93,079	35,834	141,246	79,116
Legal and consulting expenses	73,093	0	150,061	0

Income (loss) from operations	(134,271)	(2,613)	(234,110)	(4,446)

Other income (expense)
Depreciation and amortization	(52,244)	0	(101,748)	(728)
Interest expense	(37,068)	0	(71,458)	0
Total other income (expense)	(89,312)	0	(173,206)	(728)

Income (loss) before income tax expense	(223,583)	(2,613)	(407,316)	(5,174)
Income tax benefit (expense)	43,069	0	96,757	0

Net income (loss)	$(180,514)	$(2,613)	$(310,559)	$(5,174)

Basic income (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Diluted income (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Basic weighted average number of shares	76,804,914	1,298,701	76,804,914	1,298,701
Diluted weighted average number of shares	76,804,914	1,298,701	76,804,914	1,298,701

See accompanying notes to financial statements.

TRIPBORN, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Second Quarter Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(180,514)	$(2,613)	$(310,559)	$(5,174)
Other comprehensive income (loss), net of tax
Unrealized foreign currency translation income / (loss)	(334)	(39)	(44)	(897)
Other comprehensive income (loss), net of tax	(334)	(39)	(44)	(897)
Comprehensive loss	$(180,848)	$(2,652)	$(310,603)	$(6,071)

See accompanying notes to financial statements.

TRIPBORN, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2016	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$195,101	$251,971
Accounts receivable	362,016	117,379
Other current assets	83,691	72,981
Total current assets	640,808	442,331

Property and equipment, net	17,805	10,207
Intangible assets, net	971,270	1,077,226
Deferred income taxes	112,992	33,680
TOTAL ASSETS	$1,742,875	$1,563,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$235,223	$55,744
Other current liabilities	220,226	35,753
Total current liabilities	455,489	91,497

Long term liabilities
Loans payable – related party	0	23,958
Convertible notes	1,650,482	1,500,482
Total current and long term liabilities	2,105,971	1,615,937
Stockholders’ equity (deficit):
Preferred stock $.0001 par value	0	0
Authorized shares: 10,000,000
Common stock $.0001 par value	7,681	7,681
Authorized shares: 200,000,000
Shares issued and outstanding: 76,804,914 and 76,804,914
Additional paid-in capital	75,708	75,708
Accumulated other comprehensive income (loss)	9,666	9,710
Retained earnings (deficit)	(456,151)	(145,592)
Total stockholders’ equity	(363,096)	(52,493)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,742,875	$1,563,444

See accompanying notes to financial statements.

TRIPBORN, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
 (Unaudited)

	Common Stock			Accumulated		Total
	Shares	Amount	Additional paid-in capital	other comprehensive income	Retained earnings (deficit)	stockholder’s equity (deficit)
Balance at March 31, 2016	76,804,914	$7,681	$75,708	$9,710	$(145,592)	$(52,493)

Other comprehensive income (loss)				$(44)		$(44)

Net income (loss)					$(310,559)	$(310,559)

Balance at September 30, 2016	76,804,914	$7,681	$75,708	$9,666	$(456,151)	$(363,096)

See accompanying notes to financial statements.

TRIPBORN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(310,559)	$(5,174)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	101,748	728
Other comprehensive income (loss)	(44)	(897)
Changes in operating assets and liabilities:
Accounts receivable	(244,637)	(3,682)
Other current assets	(10,710)	2,391
Deferred tax asset	(79,312)	47
Accounts payable and accrued expenses	179,479	317
Other current liabilities	184,513	17,030
Net cash provided (used) by operating activities	(179,522)	10,760
Cash flows from investing activities:
Change in property and equipment	(11,987)	5,699
Change in intangible assets	8,597	(12,230)
Net cash used in investing activities	(3,390)	(6,531)
Cash flows from financing activities:
Increase in common stock	0	1,396
Change in additional paid in capital	0	(1,712)
Increase (Decrease) in loan from shareholder	(23,958)	53,677
Increase in convertible notes	150,000	0
Net cash provided (used) in financing activities	126,042	53,361

Net increase (decrease) in cash and cash equivalents	(56,870)	57,590
Cash and cash equivalents at beginning of period	251,971	23,580
Cash and cash equivalents at end of period	$195,101	$81,170
Supplemental cash flow information
Cash paid for interest	$0	$0
Income tax payments	$0	$0

See accompanying notes to financial statements.

Notes to Consolidated Financial Statements

September 30, 2016

(Unaudited)

Note 1 – Organization and Description of Business

TripBorn, Inc. (“TripBorn” or the “Company”) is a business to business online travel agency (“OTA”) that offers travel reservations and related travel services and products to travel agents in India through its proprietary internet-based platform at www.tripborn.com. TripBorn is a holding company that was incorporated in Delaware in January 2010 and operated as a shell company with nominal or no assets or operations until December 2015 when it acquired substantially all of the outstanding common stock of its operating subsidiary, Sunalpha Green Technologies Private Limited (“Sunalpha”). The Company has selected March 31st as its fiscal year end.

TripBorn was known as PinstripesNYC, Inc. until January 2016. TripBorn filed reports as PinstripesNYC, Inc. with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) from August 2010 until it terminated its registration under the Exchange Act in May 2013.

On December 14, 2015, the Company acquired all of the outstanding shares of Sunalpha, which was incorporated under the laws of the Republic of India in November 2010. The transaction was accounted for as a reverse recapitalization. Sunalpha was the acquirer for financial reporting purposes, and TripBorn was the acquired company.

Note 2 – Summary of Significant Accounting Policies

Accounting Policies

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X, each as promulgated by the Securities and Exchange Commission (the “SEC”). The Company's consolidated financial statements do not include all information and notes required by GAAP for complete financial statements. The consolidated balance sheet as of March 31, 2016 presented herein was derived from the Company’s audited consolidated balance sheet as of March 31, 2016. For additional information, please refer to the consolidated financial statements and notes for the fiscal year ended March 31, 2016 (“fiscal 2016”) included in the Company's Registration Statement on Form S-1/A as filed with the SEC on August 5, 2016.

The acquisition of all of the outstanding shares of common stock of Sunalpha by TripBorn on December 14, 2015 was accounted for as a reverse recapitalization. Sunalpha was the acquirer for financial reporting purposes, and TripBorn was the acquired company. Consequently, the assets, liabilities and results of operations that are reflected in the Company’s consolidated financial statements prior to the December 14, 2015 transaction are those of Sunalpha and are recorded using the historical cost basis. The consolidated financial statements after completion of the December 14, 2015 transaction include the assets, liabilities and results of operations of the Company and Sunalpha.  All significant related party accounts and transactions between the Company and Sunalpha have been eliminated upon consolidation.

Revenue Recognition

The Company provides travel products and services to leisure and corporate travelers in India and abroad. The revenue from rendering these services is recognized at the time when significant risk and rewards are transferred to the customer. This is generally the case: (i) on the date of departure for vacation packages, (ii) on the date of check in for hotel bookings and (iii) on the date of issuance for the sale of airline tickets.

Revenue from the sale of airline tickets is recognized as an agent on a net commission earned basis when the Company does not assume any performance obligation following the confirmation of the issuance of an airline ticket to the customer. In instances where the Company has procured airline ticket vouchers in advance for an anticipated future demand from customers and assumes the risk of loss for unused tickets, the revenue from the sale of such airline tickets is accounted for on a gross basis.

Incentives from airlines are recognized when the performance obligations under the incentive programs are achieved.

Revenue from hotel reservations, including commissions earned, is recognized on a net basis as an agent, on the date of check-in, when the Company does not assume any performance obligation following the issuance of a hotel confirmation voucher to the customer. Where the Company has pre-booked hotel rooms for an anticipated future demand from customers and assumes the risk for unused hotel reservations, revenue from the sale of such hotel rooms is accounted for on a gross basis. Performance linked incentives from hotel bookings are recognized as income on achievement of performance obligations.

Revenue from vacation packages, including income from airline tickets sold to customers as a part of vacation packages, is accounted for on a gross basis as the Company is determined to be the primary obligor in the arrangement (i.e., the Company bears the risks and responsibilities including the responsibility for delivering the services).

Revenue from other sources primarily comprised of revenue from rail and bus ticket reservations is recognized as the services are performed. Revenue from rail and bus ticket reservations is recognized as an agent on a net commission earned basis since the Company does not assume any performance obligation following the confirmation of the issuance of the ticket to the customer.

Revenue is recognized net of cancellations, refunds, discounts and taxes. In the event tickets are cancelled, revenue recognized with respect to commissions earned by the Company on such tickets is reversed and is netted against the revenue earned during the fiscal period, at the time the cancellation is made by the customer. In addition, a liability is recognized in respect to the refund due to the customers for the gross amount charged to such customers net of cancellation fees. The revenue from the sale of vacation packages and hotel reservations is recognized on the customer’s departure and check-in dates, respectively. Cancellations, if any, do not impact revenue recognition since revenue is recognized upon the availment of services by the customer.

Cost of Revenue

Cost of revenue primarily consists of costs paid to hotel and vacation package suppliers for the acquisition of relevant services and products for sale to customers, and includes the hotel rooms and other services.

Cost of revenue is the amount paid or accrued to procure these services and products from the respective suppliers and does not include any other operating cost to provide these services or products. Cost of revenue is recognized when incurred, which coincides with the recognition of the corresponding revenue.

Operating Expenses

Operating expenses include advertising and business promotion costs, utilities, rent, payroll and consultants’ fees and charges, which are recognized on an accrual basis. Depreciation and amortization costs are amortized over the estimated useful lives of the assets.

Use of Estimates

In preparing the Company’s financial statements in accordance with U.S. GAAP, the Company’s management must make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ significantly from those estimates. The estimates underlying the Company’s consolidated financial statements include estimates of accruals for travel transactions, valuation of accounts receivable, useful life of long-lived assets and income taxes.

Cash and Cash Equivalents

The Company considers all highly-liquid investments (including money market funds) that have an original maturity date at acquisition of three months or less to be cash equivalents. The Company maintains cash balances, which may exceed federally insured limits. The Company does not believe that this results in any significant credit risk.

Sunalpha has six accounts denominated in Indian Rupees. As of September 30, 2016, the cash balance in financial institutions in India was USD $108,578. Sunalpha’s transactions are in Indian Rupees and requires a foreign currency translation adjustment. The Company’s cash deposits in India are not insured against loss. The Company does not believe that this results in any significant credit risk.

Receivables and Credit Policies

Accounts receivable are comprised of uncollateralized customer obligations due under normal trade terms that generally range from one day to ten days from the time of the transaction. Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices exceeding credit terms are considered delinquent. Payments of accounts receivable are allocated to specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of the assets. The Company charges repairs and maintenance costs that do not extend the lives of the assets to expenses as incurred.

Intangible Assets

Intangible assets with indefinite useful lives are tested for impairment at least annually. Intangible assets that have limited useful lives are amortized on a straight line basis over the shorter of either their useful or legal lives.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company maintains its cash in bank deposit accounts, which are not insured. The Company has not experienced any losses in such accounts. The Company believes that it is not exposed to any significant credit risk related to its cash holdings.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with FASB ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company records the estimated future tax effects of temporary differences between tax bases of assets and liabilities and amounts reported on the balance sheets as well as operating loss and tax credit carryforwards. Deferred taxes are classified as current or noncurrent based on the balance sheet classification of the related assets and liabilities. Deferred income tax results primarily from temporary differences related to net property and equipment for financial and income tax reporting.

U.S. GAAP requires the Company’s management to evaluate tax positions taken by the Company and recognize a tax liability or asset if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Company has concluded that as of September 30, 2016 and 2015 there are no material uncertain tax positions taken or expected to be taken that would require recognition of a liability or asset or disclosure in the financial statements.  The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Company’s management believes that the Company’s income tax returns for the last three years remain subject to examination based on normal statutory periods, notwithstanding any events or circumstances that may exist which could expand the open period.

Foreign Currency Translation

The Company translates the foreign currency financial statements into U.S. Dollars using the year or reporting period end or average exchange rates in accordance with the requirements of ASC subtopic 830-10, Foreign Currency Matters. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the reporting periods. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within shareholders’ equity (deficit).

Note 3 – Change in Control Transaction

On December 8, 2015, the Company issued 71,428,570 shares of common stock to Arna Global LLC (“Arna”) for cash consideration of $95,500 pursuant to the Stock Purchase Agreement among the Company, Arna, and Maxim Kelyfos, LLC, dated December 8, 2015 (the “Stock Purchase Agreement”). Arna is wholly-owned by the Company’s president and director, Deepak Sharma. The Company accounted for the change in control transaction with Arna using the acquisition method of accounting. Arna obtained control of 93% of the outstanding shares of common stock of the Company in connection with the Stock Purchase Agreement, and is the acquirer. This transaction resulted in (i) no identifiable assets being acquired, (ii) no liabilities being assumed, (iii) no goodwill being recognized and (iv) no gains being recognized from a bargain purchase.

Note 4 - Acquisition of Sunalpha Green Technologies Private Limited

On December 14, 2015, the Company acquired substantially all of the outstanding shares of Sunalpha, which was incorporated under the laws of the Republic of India in November 2010. The transaction was accounted as a reverse recapitalization. Sunalpha was the acquirer for financial reporting purposes, and TripBorn was the acquired company. Consequently, the assets, liabilities and results of operations that are reflected in the Company’s consolidated financial statements prior to the December 14, 2015 transaction are those of Sunalpha and are recorded using the historical cost basis. The consolidated financial statements after completion of the December 14, 2015 transaction include the assets, liabilities and results of operations of the Company and Sunalpha.

Note 5 - Increase in Authorized Shares

The Company amended its certificate of incorporation on January 13, 2016 to (i) increase the authorized number of shares of common stock from 100,000,000 to 200,000,000 and (ii) change its name from PinstripesNYC, Inc. to Tripborn, Inc.

Note 6 - Property and Equipment

Property and Equipment consists of the following as of September 30 and March 31, 2016. The property and equipment listed below are recorded in the books of Sunalpha.
	September 30,	March 31,
	2016	2016
Computer	$20,639	$11,634
Furniture & Fixture	4,125	4,125
Office Equipment	5,616	2,638
Software License	407	407
Total	30,787	18,804
Accumulated Depreciation	(12,982)	(8,597)
Fixed Assets, net	17,805	10,207

Depreciation expense for the quarters ended September 30, 2016 and 2015 is $2,740 and $0, respectively.

Note 7 - Intangible Assets

Intangible assets consist of the following as of September 30, 2016 and March 31, 2016:
	September 30,	March 31,
	2016	2016
API Access	$112,896	$121,455
Software	956,000	956,000
Total	1,068,896	1,077,455
Accumulated amortization	(97,626)	(229)
Intangible assets, net	971,270	1,077,226

Amortization expense for the quarters ended September 30, 2016 and 2015 was $49,500 and $0, respectively.

Intangible assets consist of Application Programming Interface (API) access with major travel companies and a customized online transaction platform called Travelcord for use on the Company’s website, www.tripborn.com. Application Programming Interface components are used to send/receive/retrieve various data to and from supplier systems for tickets availability, pricing, aggregation and booking information. The API specifies how software components or applications should interact with each other using graphical user interfaces (GUI). These components are automated software components or set of routines, protocols and tools for building and communicating various software applications.

Following the Company’s acquisition of Sunalpha, the Company acquired ownership and development rights to the Travelcord software from Arna for a fee of $956,000 pursuant to a Software Agreement dated December 16, 2015. The Company paid the $956,000 fee to Arna in the form of a convertible promissory note. The Travelcord software was recognized as an intangible asset at historical cost pursuant to ASC 350-40 Intangibles – Goodwill and Other, Internal Use Software, and no goodwill was recognized. Arna acquired the Travelcord software from Takniki Communications, which is wholly-owned by our vice president and director, Sachin Mandloi pursuant to a Software Development Agreement, dated January 26, 2015.

Note 8 - Tax Recovery Charges

The Company, through its internet-based platform, facilitates the purchase of travel products and services from third party travel service providers. The Company incurs service taxes at specified rates on the services it acquires from such providers. The Company charges service taxes at specified rates on sales of travel and travel related products to clients. The net difference between the amount paid to acquire services and the amount collected from selling  services is remitted to taxing authorities ("tax recovery charge"). As of September 30, 2016, the Company has a balance of $0 with the taxing authorities to offset future service tax due.

Note 9 - Related Party Transactions

i. Convertible Notes

Mr. Sharma loaned the Company $156,407, which is evidenced by a convertible promissory note, dated March 8, 2016, which bears interest at an annual rate of 10%. The principal amount together with accrued and unpaid interest thereon becomes due and payable on March 7, 2019. In the event that the Company completes an underwritten public offering of its common stock in connection with a listing on a national securities exchange (an “Uplist Transaction”) prior to the March 7, 2019 maturity date, the outstanding principal balance of the note will automatically convert into 3,432,234 shares of common stock (the “Note Shares”). If the Uplist Transaction does not occur prior to the maturity date, Mr. Sharma will have the option to receive full payment of the outstanding principal balance or the Note Shares, each together with accrued unpaid interest paid in cash. Mr. Sharma also will have the option to receive full payment of the outstanding principal or the Note Shares, each together with accrued unpaid interest paid in cash, in connection with a “sale of the company” as such term is defined in the convertible promissory note.

Sachin Mandloi, the Company’s vice president and director, loaned the Company $38,076, which is evidenced by a convertible promissory note, dated March 8, 2016, which bears interest at an annual rate of 10%. The principal amount together with accrued and unpaid interest thereon becomes due and payable on March 7, 2019. In the event that the Company completes an Uplist Transaction prior to the March 7, 2019 maturity date, the outstanding principal balance of the note will automatically convert into 835,552 shares of common stock (the “Note Shares”). If the Uplist Transaction does not occur prior to the maturity date, Mr. Mandloi will have the option to receive full payment of the outstanding principal balance or the Note Shares, each together with accrued unpaid interest paid in cash. Mr. Mandloi also will have the option to receive full payment of the outstanding principal or the Note Shares, each together with accrued unpaid interest paid in cash, in connection with a “sale of the company” as such term is defined in the convertible promissory note.

In connection with the Software Agreement dated December 16, 2015, pursuant to which the Company acquired ownership and development rights to the Travelcord software from Arna for a fee of $956,000, Arna, wholly owned by the Company’s president and director, Mr. Sharma, loaned the Company $956,000, which is evidenced by a convertible promissory note, dated March 8, 2016, which bears interest at an annual rate of 10%. The principal amount together with accrued and unpaid interest thereon becomes due and payable on March 7, 2019. In the event that the Company completes an Uplist Transaction prior to the March 7, 2019 maturity date, the outstanding principal balance of the note will automatically convert into 21,194,381 shares of common stock (the “Note Shares”). If the Uplist Transaction does not occur prior to the maturity date, Arna will have the option to receive full payment of the outstanding principal balance or the Note Shares, each together with accrued unpaid interest paid in cash. Arna also will have the option to receive full payment of the outstanding principal or the Note Shares, each together with accrued unpaid interest paid in cash, in connection with a “sale of the company” as such term is defined in the convertible promissory note.

ii. Loans Payable - Related Party

Loans payable – related party include advances of $21,457 and $2,501 provided by Arna and Mr. Sharma, respectively. These advances were provided to the Company to meet certain operating expenses, and were repaid by the Company in July 2016.

iii. Guarantee

Deposits of the Company’s president and director, Mr. Sharma, with IndusInd Bank Ltd. serve as collateral for a guarantee in the amount of $50,000 in favor of the International Air Transport Association (“IATA”) on behalf of Sunalpha. IndusInd Bank Ltd. will pay the guaranteed amount for claims through September 30, 2016.

iv. Software Development Agreement

On September 23, 2016, the Company entered into a software development agreement (the “2016 Software Development Agreement”) with Takniki Communications to further develop and enhance the Company’s online transaction platform, Travelcord.  The 2016 Software Development Agreement provides that the Company will pay Takniki $695,000 upon delivery of enhanced software, which is expected to occur on December 31, 2016. The parties anticipate that the Company will pay for the software development by issuing a convertible promissory note in the principal amount of $695,000 to Takniki Communications with terms similar to those provided in the convertible notes described in Note 10 below. Takniki Communications is wholly-owned by our vice president and director, Mr. Mandloi.

Note 10 - Convertible Notes

On February 8, 2016, the Company issued convertible promissory notes to three accredited investors in the aggregate principal amount of $350,000 pursuant to a note purchase agreement of the same date. An additional convertible promissory note (the “Additional Note”) was issued to one of the accredited investors in the principal amount of $150,000 on July 1, 2016 pursuant to the February 8, 2016 note purchase agreement.  Interest will accrue at the rate of 6% per annum. In the event that the Company completes an Uplist Transaction prior to the February 8, 2019 maturity date (the Additional Note has a maturity date of July 1, 2019), the outstanding principal balance of the note will automatically convert into a total of 13,080,294 shares of common stock (the “Note Shares”). If the Uplist Transaction does not occur prior to the maturity date, the noteholders will have the option to receive full payment of the outstanding principal balance of the Note Shares each together with accrued unpaid interest paid in cash. The noteholders also will have the option to receive full payment of the outstanding principal or the Note Shares, each together with accrued unpaid interest paid in cash, in connection with a “sale of the company” as such term is defined in the convertible promissory note.

Note 11 - Income Tax

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at September 30, 2016 and March 31, 2016 are $112,992 and $33,680, respectively.

The Company files its income tax returns on a fiscal year basis.

The future effective income tax rate depends on various factors such as the Company’s income (loss) before taxes, tax legislation and the geographic composition of pre-tax income.

The Company files income tax returns in the U.S. Federal jurisdiction and various State jurisdictions. Sunalpha files tax returns in India. The Company is generally subject to U.S. Federal, State and local examinations by tax authorities for the past three years.

Note 12 - New Accounting Pronouncements

i.	In August 2014, FASB issued amended guidance related to disclosure of uncertainties about an entity’s ability to continue as a going concern. The new guidance requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, as necessary, to provide related footnote disclosures. The guidance is effective beginning December 31, 2016. The Company does not anticipate that this guidance will have a material impact on its consolidated financial statements.

ii.	In May 2014, FASB issued Accounting Standard Update, or ASU, 2014-09-Revenue from Contracts with Customers, which provides a single, comprehensive revenue recognition model for all contracts with customers. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued an ASU deferring the effective date of the revenue standard so it would be effective for annual and interim reporting periods beginning after December 15, 2017, with early adoption prohibited before December 15, 2016. We are in the process of evaluating the impact of the adoption of this new guidance on our consolidated financial statements.

iii.	In January 2015, FASB issued ASU 2015-01-Income Statement-Extraordinary and Unusual Items, which seeks to simplify Extraordinary Items. This ASU eliminates the concept of extraordinary items from GAAP. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required an entity to separately classify, present and disclose extraordinary events and transactions. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively or apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.

Note 13 - Net Income (Loss) Per Share

A reconciliation of net income and weighted average shares used in computing basic and diluted net income per share is as follows:

	Second Quarter Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Basic net income (loss) per share:
Net income (loss) applicable to common shares	$(180,514)	$(2,613)	$(310,559)	$(5,174)
Weighted average common shares outstanding	76,804,914	76,804,914	76,804,914	76,804,914
Basic net income (loss) per share of common stock	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Diluted net income (loss) per share:
Net income (loss) applicable to common shares	$(180,514)	$(2,613)	$(310,559)	$(5,174)
Weighted average common shares outstanding	76,804,914	76,804,914	76,804,914	76,804,914
Dilutive effects of convertible debt
Weighted average common shares, assuming dilutive effect of convertible debt	76,804,914	76,804,914	76,804,914	76,804,914
Diluted net income (loss) per share of common stock	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Due to net loss, the shares of common stock underlying the convertible notes described in Notes 9 and 10 were not included in the calculation of diluted net loss per share, as they would have had an antidilutive effect.

Note 14 - Commitments

The Company is the business to business (B2B) Principal Agent of the Indian Railway Catering and Tourism Corporation, or IRCTC, which is a government entity that allows the Company to offer reservations through Indian Railways’ passenger reservation system on the Company’s webpage. Indian Railways is India’s state-owned railway which owns and operates most of India’s rail transportation. The Company has integrated its online portal with IRCTC’s to provide a seamless booking process. Pursuant to an Application Programming Interface (API) agreement, dated September 30, 2016, the Company is required to pay a minimum annual maintenance fee of $8,600 to IRCTC. In the event the agreement is renewed, the annual fee will be based on the number of active railway agents that use the Company’s rail booking services on the Company’s platform.

Until December 8, 2015, the Company shared office space with Maxim Group LLC. The majority member of Maxim Group LLC is the sole stockholder of Maxim Kelyfos, LLC, which owned 93% of the Company’s common stock outstanding prior to the acquisition of Sunalpha by the Company.

Through Sunalpha, the Company currently occupies approximately 2,455 square feet of office space owned by a director of the Company on a rent-free basis. As of September 30, 2016 and 2015, the Company has not paid any rent. The Company is expected to pay market rate rent once the Company is profitable.

As of March 1, 2016, the Company leased office space in Ahmedabad, India for a term of five years. The operations of the Company are being undertaken from the new premises. The Company will pay approximately $1,260 per month pursuant to the lease agreement.

On September 23, 2016, the Company entered into a software development agreement (the “2016 Software Development Agreement”) with Takniki Communications to further develop and enhance the Company’s online transaction platform, Travelcord.  The 2016 Software Development Agreement provides that the Company will pay Takniki $695,000 upon delivery of enhanced software, which is expected to occur on December 31, 2016. The parties anticipate that the Company will pay for the software development by issuing a convertible promissory note in the principal amount of $695,000 to Takniki Communications with terms similar to those provided in the convertible notes described in Note 10 above. Takniki Communications is wholly-owned by our vice president and director, Sachin Mandloi.

Note 15 - Subsequent Events

The Company has evaluated subsequent events through November 8, 2016 and determined that there are none.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements regarding the adequacy, availability and sources of capital, any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this Quarterly Report, particularly under the headings, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations" and subsequent reports that we file with the Securities and Exchange Commission.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement, except as required by law.

Notwithstanding the above, Section 21E of the Securities Exchange Act of 1934, as amended, expressly states that the safe harbor for forward looking statements does not apply to companies that issue penny stocks. Accordingly, the safe harbor for forward looking statements under the PSLRA is not currently available to the Company because we may be considered to be an issuer of penny stock.

The information included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and the notes included in this Quarterly Report, and the audited consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Registration Statement on Form S-1/A (File No. 333-210821) filed on August 5, 2016.

Overview

TripBorn, Inc. is an online travel agency, sometimes referred to as an OTA, that offers travel reservations and related travel services to travel agents in India through our website, www.tripborn.com. Currently, we operate as a business to business, or B2B, online travel agency that serves travel agents and travel companies based in India in booking travel services and products for their customers. Through our internet-based platform, our travel agents can search and book domestic and international air tickets, hotels, vacation packages, rail tickets and bus tickets, as well as ancillary travel-related services. We serve over 850 travel agents in the Indian states of Gujarat, Maharashtra, Rajasthan, Karnataka and Madya Pradesh. At this time, approximately 85% of our travel agents are based in Gujarat, primarily in and around the city of Ahmedabad.

We are a holding company organized in Delaware in 2010. Deepak Sharma, who is an executive officer and director of the Company, formed our operating subsidiary, Sunalpha Green Technologies Private Limited under laws of the Republic of India in 2010. Sunalpha commenced operations as an OTA in India in February 2014.

We engineered our internet-based platform, Travelcord using multiple systems platforms with an emphasis on scalability, performance and reliability. We integrated other software platforms, applications and database systems into Travelcord. We designed these internal platforms to include open application protocol interfaces that can provide connectivity to our travel services suppliers. Our travel services suppliers include aggregators and individual providers such as individual hotels. Our applications use secure communications and transactions, as appropriate.

Our Services and Products

Our internet-based platform at www.tripborn.com provides our participating travel agents, travel managers, arrangers and corporations with the ability to quickly search and book the services described below for their offline customers. Many of our arrangements with our suppliers are informal and provide our counterparties with the ability to terminate or suspend the arrangements with little or no notice. Our arrangements with our suppliers with respect to the terms of our sales targets, incentives, commissions and discounts often are subject to change at the discretion of our supplier and are negotiated periodically on a quarterly or yearly basis, if not more frequently. We also typically pay fees to our travel suppliers to directly connect into their booking systems on an initial and/or ongoing basis.

Air ticketing

Our travel agent customers can book domestic or international flights through our website.

Our platform at www.tripborn.com allows our customers to search for available tickets based on their customers’ requirements. Our platform quickly processes the available inventory of our aggregators and suppliers and displays the results, including availability, schedules and prices. The prices displayed include the commission that our customers will earn on the ticket sales.

Hotel reservations

We offer access to reservations with 400,000 hotels across the world, including hotels in India through aggregators that we have directly connected into our booking system. Our platform allows our travel agent customers to meet their customers’ needs by searching for hotel availability by location and sorting search results by star ratings and price. Our search results include photos and descriptions of the hotels’ amenities.

Bus ticketing

Our travel agent customers can book bus tickets on our website through an aggregator that is directly connected into our booking system. Our platform consolidates ticketing for largely unorganized regional bus services for the benefit of our travel agents and their customers. As a value added service, our platform allows our travel agent customers to select specific seats by gender, which is of interest to their Indian customers.  We may also procure bus tickets offline from individual bus operators for our travel agent customers. We procure bus tickets for our travel agent customers at base rates and earn revenue by including a markup or fees on the tickets. We also earn incentives and commissions from our supplier for completing bookings.

Rail ticketing

We are a B2B Principal Agent of the Indian Railway Catering and Tourism Corporation, or IRCTC, which is a government entity that allows us to offer reservations through Indian Railways’ passenger reservation system on our webpage. Indian Railways is India’s state-owned railway, which owns and operates most of India’s rail transportation. We have integrated our system with IRCTC’s to provide a seamless booking process for our travel agent customers. According to the 2014-15 annual report of the Ministry of Railways, Indian Railways carries approximately 23 million passengers daily. Rail travel is the primary mode of transportation in India, particularly in rural areas.

Our agreement with IRCTC provides for a one-year term that expires in October 2017. IRCTC may terminate or temporarily suspend the agreement without prior notice.

Visa processing

Through third parties, we can arrange for visa processing as an ancillary service for the customers of our travel agent customers. We pay our suppliers for the service and collect fees from our travel agent customers.

Vacation packages

Our travel agent customers can search our platform for available vacation packages or submit inquiries regarding their customers’ preferences to be fulfilled by us and/or our third-party suppliers. Our call center is also available to our customers to facilitate these requests.

Pre- and post-paid services and utilities

As a value-added service, our travel agent customers may use our internet platform to make pre- and post-paid mobile payments and payments for television service and data cards on behalf of their customers.

White label solution

Through our internet platform, we provide white label travel solutions that allow our travel agent customers to use their own branded platform for customer use. Agents that take advantage of this service can offer tickets and reservations through their own branded website powered by our platform and can issue tickets that include their own logos.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

There have been no material changes to our critical accounting policies and estimates from the information provided for the fiscal year ended March 31, 2016 in our Registration Statement on Form S-1/A filed on August 5, 2016.

RESULTS OF OPERATIONS

The following table presents, for the second quarter and first six months of fiscal years 2017 and 2016, the components of our consolidated statements of income:

	Second Quarter Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$162,560	$39,811	$256,802	$97,215

Cost of revenue	130,659	6,590	199,605	22,545

Gross profit	31,901	33,221	57,197	74,670

Operating expenses
Selling, general, and administrative expenses	93,079	35,834	141,246	79,116
Legal and consulting expenses	73,093	0	150,061	0

Income (loss) from operations	(134,271)	(2,613)	(234,110)	(4,446)

Other income (expense)
Depreciation and amortization	(52,244)	0	(101,748)	(728)
Interest expense	(37,068)	0	(71,458)	0
Total other income (expense)	(89,312)	0	(173,206)	(728)

Income (loss) before income tax expense	(223,583)	(2,613)	(407,316)	(5,174)
Income tax benefit (expense)	43,069	0	96,757	0

Net income (loss)	$(180,514)	$(2,613)	$(310,559)	$(5,174)

SECOND QUARTER ENDED SEPTEMBER 30, 2016 COMPARED TO SECOND QUARTER ENDED SEPTEMBER 30, 2015

Revenue

Net revenues for the second quarter ended September 30, 2016 were $162,560 compared to $39,811 for the second quarter ended September 30, 2015. Revenue for the quarter ended September 30, 2016 consisted of $28,971 from air ticketing compared to $26,730 in the prior year quarter, $1 in bus ticketing compared to $5 in the prior year quarter, $9,038 from rail ticketing compared to $0 in the prior year quarter, $2,237 from hotel booking compared to $101 in the prior year quarter, $100,843 from vacation packages compared to $6,725 in the prior year quarter, $2,719 from payment services compared to $23 in the prior year quarter, and $18,751 from incentives from our aggregators and suppliers and fees, penalty income and surcharges from our travel agent customers compared to $6,227 in the prior year quarter. Revenue grew $122,749 or 308% in the second quarter ended September 30, 2016 compared to the prior year quarter and grew $68,317 or 72% compared to the first quarter ended June 30, 2016. Increased transaction volume through the addition of more agents and an increased geographical reach which are supported by the hiring of additional personnel, was the primary driver underlying the revenue growth.  The largest growth area was from vacation packages, which grew by $94,118 over the prior year quarter and by $54,157 or 116% over the first quarter ended June 30, 2016.

Cost of Revenues and Gross Profit

The cost of revenue for the second quarter ended September 30, 2016 was $130,659 compared to $6,590 for the prior year quarter. The cost of revenue represents fees charged by our suppliers. The increase in cost of revenue from the second quarter ended September 30, 2016 compared to the prior year quarter resulted from increased costs associated with our vacation packages as revenues grew significantly as noted in the revenue section above.

Gross profit from revenues for the second quarter ended September 30, 2016 was $31,901 compared to $33,221 for the prior year quarter.  The $1,320 decrease was driven primarily by an increase in costs primarily related to our vacation packages combined with competitive pricing pressure.

Operating Expenses

Total operating expenses for the second quarter ended September 30, 2016 were $166,172 compared to $35,834 for the prior year quarter.  Our operating expenses include our sales and marketing, payroll and general and administrative costs, and the increase in these costs was driven by our increased headcount as our operations have grown to support our revenue growth. Our operating expenses for the second quarter ended September 30, 2016 includes an increase of $73,093 in legal and consulting expenses compared to the prior period due to costs associated with being an Exchange Act reporting company.

We expect our sales and marketing expenses to continue to increase as we continue to grow the business and hire experienced personnel to support our expanding business and operations. We anticipate our general and administrative expenses will increase as we incur expenses associated with being an Exchange Act reporting company and applying to have our shares quoted on the OTCQB Market.

SIX MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 2015

Revenue

Net revenues for the six months ended September 30, 2016 were $256,802 compared to $97,215 for the six months ended September 30, 2015. Revenue for the six months ended September 30, 2016 consisted of $56,363 from air ticketing compared to $58,112 in the prior period, $281 from bus ticketing compared to $246 in the prior period, $9,858 from rail ticketing compared to $0 in the prior period, $3,711 from hotel bookings compared to $(2,117) in the prior period, $147,529 from vacation packages compared to $25,361 in the prior period, $4,590 from payment services compared to $(624) in the prior period, and $34,470 from incentives from our aggregators and suppliers and fees, penalty income and surcharges from our travel agent customers compared to $16,237 in the prior period. The primary driver underlying the $159,587 or 164% revenue growth compared to the prior period is the continued expansion of our travel agent network, geography, and product offerings. This growth has been driven by increased sales and additional marketing personnel. The decrease of $1,749 in revenue from air ticketing resulted from a highly competitive and price sensitive marketplace for air ticketing services.

Cost of Revenues and Gross Profit

The cost of revenue for the six months ended September 30, 2016 was $199,605 compared to $22,545 for the six months ended September 30, 2015. The cost of revenue represents fees charged by our suppliers. The increase in cost of revenue from the six months ended September 30, 2016 to the prior period resulted from an increase in the costs associated with revenue growth and was primarily driven by our vacation packages as these revenues grew by $122,168 in the six months ended September 30, 2016 compared to the prior period.

Gross profit from revenues for the six months ended September 30, 2016 was $57,197 compared to $74,670 for the prior period.  This $17,473 decrease was driven primarily by increased costs in providing revenue and competitive pricing pressure.

Operating Expenses

Total operating expenses for the six months ended September 30, 2016 were $291,307 compared to $79,116 for the six months ended September 30, 2015. Our operating expenses include our sales and marketing, payroll and general and administrative costs and the increase in these costs was driven by our increased headcount as our operations have grown to support our revenue growth. Our operating expenses for the six months ended September 30, 2016 includes an increase of $150,061 in legal and consulting expenses compared to the prior period due to costs associated with being an Exchange Act reporting company.

We expect our sales and marketing expenses to increase as we continue to grow the business and hire experienced personnel to support our expanding business and operations. We anticipate our general and administrative expenses to increase as we incur expenses associated with being an Exchange Act reporting company and applying to have our shares trade on the OTCQB Market.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2016, we had $195,101 in cash and cash equivalents compared to $251,971 as of March 31, 2016. This $56,870 decrease in cash is a result of selling, general, and administrative costs exceeding net revenues generated during the three months ended September 30, 2016. As of September 30, 2016, we have a shareholders’ equity deficit of $363,096 compared to a deficit of $52,493 as of March 31, 2016, which resulted from an increase in operating losses during the six months ended September 30, 2016.

Our primary source of working capital to date has been through the sale and issuance of convertible notes.  Our focus remains on deriving net cash flow from operations.

Cash Flows: The following table is a summary of our Consolidated Statements of Cash Flows:
	Six Months Ended
	September 30,	September 30,
	2016	2015
Cash Provided by (Used in):
Operating Activities	$(179,522)	$10,760
Investing Activities	(3,390)	(6,531)
Financing Activities	126,042	53,361

Operating Activities: Net cash used by operations was $179,522 during the six months ended September 30, 2016 compared to $10,760 of net cash provided in operating activities during the same period in 2015.

The year-over-year increase in cash used by operations is primarily the result of operating losses that were partially offset by positive changes in net working capital (defined as current assets less current liabilities).

Investing Activities: During the six months ended September 30, 2016, there was a cash use of $3,390 from investing activities compared to a cash use of $6,531 in the same period in 2015.  These cash uses represent net changes in property, plant, and equipment and intangible assets.

Financing Activities: During the six months ended September 30, 2016, there was $126,042 of cash provided by financing activities compared to a cash provision of $53,361 in the same period in 2015.  Cash generated during the six months ended September 30, 2016 resulted from the sale of convertible promissory notes to non-affiliate investors and cash generated during the same period of 2015 resulted from loans we received from our founders.

We presently do not have a senior credit or revolving credit facility and do not expect to obtain one in the foreseeable future.

We will require additional capital to continue to fund our operations and will look to raise funds through public and private offerings of our securities.  We estimate that we will require approximately $1.7 million and $5.8 million in the next 12 and 24 months to support our continued operations.

We took the following steps during fiscal years 2016 and 2017 to manage our liquidity and to avoid default on any material third-party obligations:

We continue to employ “on demand” procurement processes for travel products that we sell to our customers. We also continue our attempts to collect customer payments promptly based on their payment terms, which has helped us manage our working capital needs.

We raised $350,000 in the last quarter of fiscal 2016 and an additional $150,000 in the first quarter of fiscal 2017 pursuant to the Company’s issuance of convertible notes. The notes have a three-year term and bear interest at the rate of six percent payable at maturity. The principal amount of each note is convertible into shares of the Company’s common stock at the noteholder’s option at maturity.

We issued convertible notes to affiliates totaling $1,150,483 in the fourth quarter of fiscal 2016. The notes have a three-year term and bear interest at the rate of ten percent payable at maturity. The principal amount of each note is convertible into shares of the Company’s common stock at the noteholder’s option at maturity. One such note in the principal amount of $956,000 was issued to Arna to finance the purchase of our Travelcord software under a Software Agreement with Arna, dated as of December 16, 2015.

The Company is actively seeking a market maker to apply to have our common stock quoted on the OTCQB Market.

There are no assurances that these steps will generate sufficient cash flow from operations or that we will be able to obtain sufficient financing necessary to support our working capital requirements. We can also give no assurance that additional capital financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available, we may not be able to continue our operations or execute our business plan.

OPERATING METRICS

In evaluating our business, we use operating metrics, including gross bookings and revenue margin. Gross bookings is a measure of total dollar volume of transactions that we process. This metric is an operating metric used by management, the investor community, and analysts who follow the travel industry to measure our market share and to measure our scale and growth. We calculate revenue margin as revenue as a percentage of gross bookings.

	Quarter Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Gross Bookings[1]	$1,934,399	$508,545	$3,187,394	$1,043,837

Revenue Margin[2]	8.4%	7.8%	8.1%	9.3%

1Gross bookings represent the total retail value of transactions booked through us, generally including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

2Revenue margin is defined as revenue as a percentage of gross bookings.

The increase in gross bookings is driven by increases in all of our products as we increase our agent network and expand our geographic reach.  Revenue margin increased in the quarter ended September 30, 2016 to 8.4% from 7.8% in the same period in the prior year and from 7.5% in the first quarter ended June 30, 2016.  These increases are driven by growing revenues from our higher margin product offerings including hotel bookings and vacation packages while also selling high volume but lower margin offerings including air, rail, and bus ticketing. Revenue margin declined in the six months ended September 30, 2016 to 8.1% from 9.3% in the same period in the prior year due to price pressure on air ticketing and low margin rail ticketing out-pacing higher margin vacation and hotel package offerings.

OUTLOOK

On November 8, 2016 the Indian government announced that their two largest denomination banknotes in circulation at that time, the 500 and 1,000 rupee banknote (valued at USD $7.55 and USD $15.10, respectively), would no longer be honored and would be replaced with newly designed notes.  The move was prompted to rid the economy of counterfeit money.  We are currently evaluating the impacts that this move may have on our business.  Since a portion of our business is dependent upon cash paying customers, there could be a short term decline in revenue while the Indian population exchanges the cancelled notes for new currency.

OFF BALANCE SHEET ARRANGEMENTS

As of September 30, 2016, we had no off-balance sheet arrangements.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Our chief executive officer and chief financial officer, based on their evaluation of TripBorn’s disclosure controls and procedures (as defined in Exchange Act Rule 15d-15(e)) as of September 30, 2016, have concluded that TripBorn’s disclosure controls and procedures are effective as of that date.

Changes in Internal Control Over Financial Reporting

As a newly public company, we have not yet been required to provide a report of management’s assessment regarding internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

None.

ITEM 1.A RISK FACTORS

The following are factors that could have a significant impact on our operations and financial results and could cause actual results or outcomes to differ materially from those discussed in any forward-looking statements.

Risks Related to Our Business

We are a development stage company with a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

We have a limited operating history upon which you can evaluate our future performance. Our operating subsidiary was incorporated under the laws of India in 2010, and it began to focus its operations on the online travel industry in February 2014. Our senior management has limited experience in the online travel industry, and we still are in the process of fully developing our online platform and product offerings. We have generated revenues over a limited operating history and have incurred net losses. As a result of our short operating history, we have only limited financial data and business information with which to evaluate our business strategies, performance and investment in our common stock.

We have incurred net losses since our inception and anticipate that we will continue to incur net losses for the foreseeable future.

We expect to incur operating losses in future periods as we incur significant expenses associated with the initial startup of our business. Our expenses will continue to increase as we continue to develop the operations necessary to further our business plan. We cannot now determine the amount by which our expenses will increase as we grow and hire additional employees, implement our sales, marketing and distribution plans, pursue contractual arrangements and partnerships and develop our internet-based infrastructure. Further, we cannot guarantee that we will be successful in achieving or sustaining positive cash flow at any time in the future. Any such failure could result in the possible closure of our business and a complete loss of our stockholders’ investment.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiary to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our Indian operating subsidiary to meet our obligations. The deterioration of income from, or other available assets of, our Indian operating subsidiary for any reason could limit or impair its ability to pay dividends or other distributions to us, which in turn could adversely affect our financial condition and results of operations.

Our lack of insurance leaves us exposed to significant liabilities.

We do not carry insurance for the risks that our business may encounter. Any significant liability may require us to pay substantial amounts, which would adversely affect our financial condition and results of operations, if we are able to continue in business at all.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a newly public company we now are required to comply with new laws, regulations, requirements and certain corporate governance provisions under the Exchange Act and the Sarbanes-Oxley Act. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management, and will significantly increase our costs and expenses and will make some activities more time-consuming and costly. In connection with becoming a reporting company, we need to:

•	institute a more comprehensive compliance function;

•	prepare and distribute periodic and current reports under the federal securities laws;

•	establish new internal policies; and

•	involve and retain to a greater degree outside counsel and accountants.

Our ongoing compliance efforts will increase general and administrative expenses and may divert management’s time and attention from the development of our business, which may adversely affect our financial condition and results of operations. We estimate that we may incur approximately $260,000 in costs during the fiscal year ending March 31, 2017 and $384,000 in the fiscal year ending March 31, 2018 in connection with becoming a public company.

Our lack of experienced accounting staff may impact our ability to report our future financial results on a timely and accurate basis, and we need to retain the services of additional accountants and consultants with required accounting experience and expertise.

With the exception of our Chief Financial Officer, our accounting and finance staff lacks depth and skill in the application of generally accepted accounting principles with respect to external financial reporting for Exchange Act reporting companies. We also do not have an audit committee or a member of our board of directors who would satisfy the definition of an audit committee financial expert. We intend to engage the services of additional accounting personnel to assist with our financial accounting and reporting requirements to develop our internal control over financial reporting and to produce timely financial reports. Until we do so, we may experience difficulty producing reliable and timely financial statements, which could cause investors to lose confidence in our reported financial information, the market price of our stock to decline significantly, we may be unable to obtain additional financing on acceptable terms, and our business and financial condition could be harmed.

As a newly public company, we currently are not required evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

We are not currently required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. In addition, as a smaller reporting company, we will not be required to obtain an auditor attestation of management’s evaluation of internal controls over financial reporting once such internal controls are in place. As a result, we may fail to identify and remediate a material weakness or deficiency in our internal control over financial reporting, which may cause our financial statements and related disclosure to contain material misstatements and could cause delays in filing required financial statements and related reports. Furthermore, the process of designing and implementing internal controls over financial reporting may divert our internal resources and take a significant amount of time and expenditure to complete. The actual or perceived risk associated with our lack of internal controls could cause investors lose confidence in our reported financial information, which could negatively impact the market for our common stock and cause us to be unable to obtain additional financing on acceptable terms or at all, which could cause harm to our business and financial condition.

We may not be successful in implementing our growth strategies.

Our growth strategies involve expanding our network of travel agents, expanding our service and product offerings, expanding supplier relationships, enhancing our service platforms by investing in technology and expanding into new geographic markets within India. The following factors may affect our success in implementing our growth strategies:

•	our ability to increase the number of suppliers, especially suppliers that are directly-connected to us, which depends on the willingness of such suppliers to invest in new technology;

•	our ability to continue to expand our distribution channels, and market and cross-sell our travel services and products to facilitate the expansion of our business;

•	our ability to build or acquire the required technology;

•	the general condition of the global and Indian economy and continued growth in demand for travel services, particularly online;

•	our ability to compete effectively with existing and new entrants to the Indian travel industry, including both online travel companies as well as traditional travel agents and tour providers; and

•	the growth of the internet as a medium for commerce in India.

Many of these factors are beyond our control and there can be no assurance that we will succeed in implementing our strategy.

We depend on certain related persons transactions and may continue to rely on related persons for key development and support activities.

As described more fully in “Certain Relationships and Related Person Transactions,” in our Registration Statement on Form S-1/A (File No. 333-210821), we have entered into, and may continue to enter into, transactions with related persons. We rely on associates and enterprises that our President and Vice President control for key development and support activities. While we believe that our related persons’ interests align with our own, we may not have entered into such transactions on an arm’s-length basis. While we presently benefit from free services or deferred payments, in the long-term, we may have achieved more favorable terms had we entered into such transactions with unrelated parties. In addition, if these related persons withdrew their support from our business, the associated loss of preferential business arrangements could significantly increase our operating costs and adversely affect our results of operations to the point that we might be forced to cease operations.

We will not be able to develop or continue our business if we fail to attract and retain key personnel.

Our future success depends on our ability to attract, hire, train and retain a skilled senior management team and other key personnel. The loss of the services of our executive officers or other key employees could adversely affect our business. We face competition in securing qualified personnel possessing the skills necessary to implement our strategy, and we may fail to attract or retain the employees necessary to execute our business model successfully.

Our success depends to a significant degree upon the continued contributions of our key management and other personnel. In particular, we believe that our future success is highly dependent on the technical expertise, financial support and key contracts and arrangements of our executive officers and directors, Deepak Sharma and Sachin Mandloi. Messrs. Sharma and Mandloi may voluntarily terminate their services at any time. We have not entered into employment agreements with them and do not expect to enter into such agreements following the consummation of this offering. If Messrs. Sharma, Mandloi or any other key members of our management team leave the company, our business could suffer and the value of our common stock would likely decline, if we are able to continue in business at all.

Our significant stockholders exercise significant influence over our company and may have interests that are different from those of our other stockholders.

Our sole directors, Deepak Sharma and Sachin Mandloi beneficially own 93% of the issued and outstanding shares of our common stock. By virtue of such holdings, they have the ability to exercise significant influence over our company and our affairs and business, including the election of directors, amendments to our charter and bylaws, the approval of a merger or sale of substantially all our assets and the approval of most other actions requiring the approval of our stockholders. The interests of these stockholders may be different from or conflict with the interests of our other stockholders and their influence may result in the delay or prevention of a change of management or control of our company.

Third parties claiming that we infringe on their proprietary rights could cause us to incur significant legal expenses and prevent us from operating our business.

From time to time, we may receive claims that we have infringed the intellectual property rights of others, including claims regarding copyrights and trademarks. Former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to suspend certain services, redesign our platform, pay monetary damages or enter into royalty or licensing arrangements. We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all. We may incur significant expenditures to investigate, defend and settle claims related to the use of technology and intellectual property rights.

We need to expand our sales, marketing and support organizations and our distribution arrangements to increase market acceptance of our products and services.

We currently have a limited number of sales, marketing, customer service and support personnel and will need to increase our staff to generate a greater volume of sales and to support any new customers or the expanding needs of existing customers. The employment market for sales, marketing, customer service and support personnel in our industry is very competitive, and we may not be able to hire the kind and number of sales, marketing, customer service and support personnel we are targeting. Our inability to hire qualified sales, marketing, customer service and support personnel may harm our business, operating results and financial condition.

Risks Related to Operations in India

Our operations in India may be adversely affected by social and political uncertainties or change, military activity, health-related risks or acts of terrorism.

From time to time India has experienced instances of civil unrest, terrorism and hostilities among neighboring countries, including Pakistan. Terrorist attacks, military activity, rioting, or civil or political unrest in the future could influence the Indian economy and our operations by disrupting operations and communications and making travel within India more difficult and less desirable. Our industry particularly is sensitive to actual or perceived safety concerns such as these, as well as health-related risks such as the influenza A virus (H1N1), avian flu (H5N1 and H7N9) and Severe Acute Respiratory Syndrome or other epidemics or pandemics. Any of these events in or around India could cause the demand for travel-related services to decline. Political or social tensions also could create a greater perception that investments in companies with Indian operations involve a high degree of risk, which could adversely affect the market and price for our common stock. We do not have insurance for losses and interruptions caused by terrorist attacks, military conflicts and wars, which could subject us to significant financial losses. The realization of any of these risks could cause a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

Our results of operations are subject to fluctuations in currency exchange rates.

Our presentation currency is the U.S. dollar. However, the functional currency of our operating subsidiary is the Indian Rupee. Any fluctuation in the value of the Indian Rupee against the U.S. dollar, such as the approximately five percent drop in the average value of the Indian Rupee as compared to the U.S. dollar during 2015, will affect our results of operations. We expect to be adversely affected by any further depreciation of the Indian Rupee against the U.S. dollar.

The Indian government has announced that their two largest denomination banknotes, the 500 and 1,000 rupee banknotes in circulation on November 8, 2016 will no longer be honored and will be replaced with newly designed notes.

The primary objective of this move is to rid the Indian economy of counterfeit money.  The demonetized currency represents approximately 22 billion notes, worth approximately $214 billion, or 14% of India’s GDP, and accounts for approximately 90% of the value of currency circulating in India.  India remains a largely unbanked country with cash transactions typical.  The demonetized currency can be exchanged at banks for new, re-designed notes.  As much of India is rural, much of the Indian population will need to travel to banks which in some instances can be long distances away in order to exchange their large denomination currency.  Economists believe that this decision by the Indian government will put a severe strain on the Indian economy in the short term as many people will be limited to smaller denomination currency in order to conduct daily transactions. We are currently evaluating the impacts that this decision may have on our business.

Our bank accounts in India are not insured or protected against loss, and the failure of any bank in which we deposit our funds could affect our ability to continue in business.

We maintain our cash in India with both private and state-owned banks located in India. These cash accounts are not insured or otherwise protected against loss. Should any bank holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank. Loss of cash deposits or the inability to access such cash deposits could impair our operations, and if we are not able to access funds to pay our service providers and employees, we may be unable to continue in business.

If we violate applicable anti-corruption laws or our internal policies designed to ensure ethical business practices, we could face financial penalties and/or reputational harm that would negatively impact our financial condition and results of operations.

We are subject to anti-corruption and anti-bribery laws in the United States and India. India’s reputation for potential corruption and the challenges presented by India’s complex business environment may increase our risk of violating applicable anti-corruption laws. Our commercial relationships with state-owned enterprises may further intensify this risk. We face the risk that we, our employees or any third parties such as our sales agents and distributors that we engage to do work on our behalf may take action determined to be in violation of anti-corruption laws in any jurisdiction in which we conduct business, including the Foreign Corrupt Practices Act of 1977 (“FCPA”), India’s Prevention of Money Laundering Act, 2002 and Indian Penal Code. Any violation of the FCPA or any similar anti-corruption law or regulation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations that might harm our business, financial condition or results of operations. In addition, we have internal ethics policies with which we require our employees to comply in order to ensure that we conduct our business in a manner that our management deems appropriate. If these anti-corruption laws or internal policies were to be violated, our reputation and operations could also be substantially harmed. Further, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Natural disasters could have a negative impact on the Indian economy and cause our business to suffer.

India has experienced natural disasters such as earthquakes, tsunamis, floods and drought in the past few years. For example, in November and December 2015, Chennai, the frequently visited capital city of Tamil Nadu, experienced historic flooding that closed its airport for several days and suspended rail service. In addition, in September 2014, the state of Jammu and Kashmir in northern India, another popular tourism destination, experienced widespread floods and landslides. The extent and severity of these natural disasters determines their impact on the Indian economy. Substantially all of our operations and employees are located in India and our operations may be adversely affected by natural disasters in the future. Furthermore, if any of these natural disasters occur in tourist destinations in India, travel within India could be adversely affected, which could have an adverse impact on our business and financial performance.

Necessary infrastructure upgrades in India may not keep pace with increasing internet penetration, which may adversely affect our operations and require us to make additional investments and expenditures.

Our customers complete their bookings through our Indian website. In November 2015, the Internet and Mobile Association of India forecasted that India’s internet user population would reach 402 million users by December 2015, a 49% year over year increase. Slowdowns or disruptions in upgrading India’s internet-based infrastructure to meet this demand could reduce the rate of expected increases in the use of the internet and our internet-based services, which may adversely affect our business and results of operations. In addition, any slowdown or negative deviation in the anticipated increase in internet penetration in India may require us to make additional investments in alternative distribution channels, which could strain our financial and human resources, causing our operations and financial condition to suffer.

Restrictions on foreign investment in India may prevent us from making future acquisitions or investments in India, including with respect to our operating subsidiary, which may adversely affect our results of operations, financial condition and financial performance.

India regulates ownership of Indian companies by foreigners. These regulations and restrictions may apply to acquisitions by us of shares in Indian companies or the provision of funding by us to our Indian operating subsidiary. For example, under its consolidated foreign direct investment policy, the Government of India has set out criteria for foreign investments in India, including requirements with respect to downstream investments by Indian companies owned or controlled by foreign entities and the transfer of ownership or control of Indian companies in sectors with caps on foreign investment from resident Indian persons or entities to foreigners. These requirements, which currently include restrictions on valuations and sources of funding for such investments and may include prior approval from the Foreign Investment Promotion Board, may adversely affect our ability to make investments in India, including through our operating subsidiary in India. There can be no assurance that we will be able to obtain any required approvals for future acquisitions or investments in India, or that we will be able to obtain such approvals on satisfactory terms.

We may incur expenses, including penalties imposed by the Reserve Bank of India if we do not comply, or timely comply, with reporting requirements in connection with the acquisition and transfer of our securities by our Indian employees.

Under regulations of the Reserve Bank of India, our operating subsidiary is subject to periodic reporting requirements in connection with the acquisition and transfer of our securities by Indian residents, including with respect to our employees who acquire our shares under employee stock option plans. If we fail to meet our reporting requirements, the Reserve Bank of India may impose penalties or take other action that could adversely affect our financial position and results of operations.

We are subject to regulatory and political uncertainties in India.

We conduct substantially all of our business and operations in India. Consequently, government policies and regulations, including tax policies, in India will impact our financial performance and the market price of our common stock.

The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and we cannot assure you that such liberalization policies will continue. The present government has continued to take initiatives that support the economic growth of the country that have been pursued by previous governments. However, there is no assurance that it will be able to generate sufficient cross-party support to implement such initiatives. The rate of economic liberalization could change, and specific laws and policies affecting travel service companies, foreign investments, currency exchange rates and other matters affecting investments in India could change as well. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could adversely affect business and economic conditions in India generally and our business and prospects.

We may have exposure to additional tax liabilities.

As a U.S.-based holding company that provides services in India through our operating subsidiary, we are subject to income taxes and non-income based taxes in the United States and in India. Due to economic and political conditions, tax rates and tax regimes in the jurisdictions in which we are located and operate may be subject to significant change. Our future effective tax rates could be affected by changes in the valuation of deferred tax assets or changes in tax laws or their interpretation. Although we believe that our tax filing positions are reasonable and comply with applicable laws, the final determination of tax audits or tax disputes may be different from what is reflected in our historical income tax provisions and accruals. If our effective tax rates were to increase, our cash flows, financial condition and results of operations would be adversely affected.

Judgments that our stockholders obtain against us may not be enforceable.

Substantially all of our assets are located outside of the United States and substantially all of our revenue is derived outside of the United States. In addition, our director, Sachin Mandloi resides in India and our executive officer and director, Deepak Sharma spends a significant amount of time in India. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It is uncertain whether the courts of India would recognize or enforce judgments of United States or state courts against us or such persons predicated upon the civil liability provisions of the laws of the United States or any state. In addition, there is uncertainty as to whether such Indian courts would be competent to hear original actions brought in India against us or such persons predicated upon the laws of the United States or any state.

Risks Related to Our Industry

We rely on information technology to operate our business and maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend on the use of sophisticated information technology and systems, which we have customized for search and reservation for flights and hotels, as well as payments, refunds, customer relationship management, communications and administration. As our operations grow in both size and scope, we must continuously improve and upgrade our systems and infrastructure to offer our customers enhanced services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure in a cost-effective manner. Our future success also depends on our ability to upgrade our services and infrastructure ahead of rapidly evolving consumer demands while continuing to improve the performance, features and reliability of our service in response to competitive offerings.

If the number of travel agents using our services increases substantially, or if critical third-party systems stop operating as designed, we may need to significantly expand and upgrade our technology, transaction processing systems, financial and accounting systems and other infrastructure. We may not be able to upgrade our systems and infrastructure to accommodate such conditions in a timely manner, and, depending on the third-party systems affected, our transactional, financial and accounting systems could be impacted for a meaningful amount of time before upgrade, expansion or repair.

We may not be able to use new technologies effectively, or we may fail to adapt our website, transaction processing systems and network infrastructure to meet consumer requirements or emerging industry standards. If we face material delays in introducing new or enhanced solutions, our customers may forego the use of our services in favor of those of our competitors. Any of these events could have a material adverse effect on our operations.

The travel industry in India is highly competitive, and we may not be able to compete effectively.

The travel market in India is highly competitive. Factors affecting our competitive success include, price, availability and breadth of choice of travel services and products, brand recognition, customer service, fees charged to travelers, ease of use, accessibility and reliability. We currently compete with both established and other emerging providers of travel services and products, including other online travel agencies in India and abroad, such as makemytrip.com, cleartrip.com, expedia.co.in, travelocity.co.in, yatra.com, goibibo.com, booking.com and agoda.com, as well as traditional travel agencies, tour operators, travel suppliers and operators of travel industry reservation databases. Large, established internet search engines have also launched applications offering travel itineraries in destinations around the world, and meta-search companies that can aggregate travel search results also compete against us for customers. Certain of our competitors have launched brand marketing campaigns to increase their visibility with customers. For example, trivago.com has commenced a television advertising campaign in India. Some of our competitors have significantly greater financial, marketing, personnel and other resources than us and certain of our competitors have a longer history of established businesses and reputations in the Indian travel market (particularly in the hotels and vacation packages business) as compared with us. From time to time we may be required to reduce service fees and net revenue margins in order to compete effectively and maintain or gain market share.

Some travel suppliers are seeking to decrease their reliance on distribution intermediaries such as us, by promoting direct distribution channels. Many airlines, hotels, car rental companies and tour operators have call centers and have established their own travel distribution websites and mobile applications. From time to time, travel suppliers offer advantages, such as bonus loyalty awards and lower transaction fees or discounted prices, when their services and products are purchased from supplier-related channels. We also compete with competitors who may offer less content, functionality and marketing reach but at a relatively lower cost to suppliers. If our access to supplier-provided content or features were to be diminished either relative to our competitors or in absolute terms or if we are unable to compete effectively with travel supplier-related channels or other competitors, our business could be materially and adversely affected.

We depend on and expect to continue to depend on a small number of low cost airlines in India for a significant percentage of our air ticketing revenue.

Four low cost airlines dominate India’s domestic air travel industry. As we derive a substantial portion of our air ticketing revenue through the base commissions and incentive payments of these domestic airlines, our dependence on a limited number of domestic airlines means that a reduction or elimination in base commissions and incentive payments by any one or all of these airlines could have a material adverse effect on our revenue.

In addition, our reliance on a small number of airline suppliers in India gives those airline suppliers additional bargaining power in negotiating agreements with us. A reduction or elimination of base commissions and incentive payments by any of these domestic airline suppliers, the loss of any of these domestic airline suppliers or a domestic airline supplier exerting significant price and margin pressure on us could materially and adversely affect our business, financial condition and results of operations.

Our processing, storage, use and disclosure of customer data of our agents or visitors to our website could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, differing views of personal privacy rights or data security breaches.

In the processing of our agent transactions, we receive and store a large volume of customer information. Such information increasingly is subject to legislation and regulations in various jurisdictions and governments are increasingly acting to protect the privacy and security of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded or amended to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. As privacy and data protection become more sensitive issues in India, we may also become exposed to potential liabilities. For example, under the Indian Information Technology Act, 2000, as amended, our operating subsidiary is subject to civil liability for wrongful loss or gain arising from any negligence in implementing and maintaining reasonable security practices and procedures with respect to sensitive personal data or information on our computer systems, networks, databases and software. India has also implemented privacy laws, including the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011, which impose limitations and restrictions on the collection, use and disclosure of personal information. Any liability we may incur for violation of such laws and regulations and related costs of compliance and other burdens may adversely affect our business and profitability.

We cannot guarantee that our security measures will prevent data breaches. Companies that handle such information have also been subject to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of personally identifiable information. Security breaches could damage our reputation, cause interruptions in our operations, expose us to a risk of loss or litigation and possible liability, and could also cause customers and potential customers to lose confidence in the security of our transactions, which would have a negative effect on the demand for our services and products. Moreover, public perception concerning security and privacy on the internet could adversely affect customers’ willingness to use our websites. A publicized breach of security in India, even if it only affects other companies conducting business over the internet, could inhibit the growth of the internet as a means of conducting commercial transactions, and, therefore, the prospects of our business.

These and other privacy and security developments that are difficult to anticipate could adversely affect our business, financial condition and results of operations.

If we are unable to maintain existing, or establish new arrangements with our travel suppliers, our business may be adversely affected.

Our business depends on our ability to maintain our relationships and arrangements with existing suppliers, as well as our ability to establish and maintain relationships with new travel suppliers. A substantial portion of our revenue less service cost derives from fees and commissions negotiated with travel suppliers for bookings made through our website. Many of our agreements with our travel suppliers are short-term contracts that require periodic renewal on a quarterly or yearly basis and provide our counterparties with a right to terminate on short notice or without notice. Adverse changes in existing arrangements, including an inability by any travel supplier to fulfill its payment obligation to us in a timely manner, increasing industry consolidation or our inability to enter into or renew arrangements with these parties on favorable terms, if at all, could reduce the amount, quality, pricing and breadth of the travel services and products that we are able to offer, which could adversely affect our business and financial performance.

We do not have formal arrangements with many of our travel suppliers.

We rely on travel suppliers to facilitate the sale of our travel services. We do not have formal agreements with many of our travel suppliers, including many hotels, whose booking systems or central reservations systems we rely on for bookings and confirmation as well as certain payment gateway arrangements. We cannot assure you that these third parties will not terminate these arrangements with us on short notice or without notice. Termination, non-renewal or suspension or an adverse amendment of any of these arrangements could have a material adverse effect on our business, financial condition and results of operations.

Our business and results of operations could be adversely affected by global and/or domestic economic conditions.

Due to the discretionary nature of travel expenditures, the travel industry tends to experience weak or reduced demand during economic downturns. Unfavorable changes in the business and economic conditions affecting our market could result in fewer reservations made through our websites and/or lower our net revenue margins and have a material adverse effect on our financial condition and results of operations. In addition, during periods of poor economic conditions, airlines and hotels tend to reduce rates or offer discounted sales to stimulate demand, thereby reducing our commission-based income. The weakness and uncertainty in the global economy have negatively impacted both corporate and consumer spending patterns and demand for travel services, globally and in India, and may continue to do so in the future. These poor economic conditions could adversely impact our growth plans, business, financial condition and results of operations.

Risks Related to Our Common Stock

There is no current trading market for our securities, and if a trading market does not develop, our stockholders may be unable to resell their shares.

Currently, we do not have an established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to seek a market maker to apply for admission to quotation of our securities on the OTCQB. However, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved.  If for any reason our securities are not quoted on the OTCQB or a public trading market does not otherwise develop, holders of our securities may have difficulty selling their shares.

We will require additional financing to support our operations, which financing may not be available on favorable terms or at all; any new equity financing could have a dilutive effect on our existing stockholders.

We will require additional financing to sustain our business, which may not be available on favorable terms, if at all. We estimate that we will require approximately $1,700,000 and $5,800,000 in the next 12 and 24 months respectively, to continue and grow our business. We may seek additional funding through a combination of equity offerings, debt financings or other third-party funding and other collaborations, strategic alliances and licensing arrangements to fully implement our business plan. For instance, in fiscal years 2016 and 2017, we issued convertible notes, which may convert into shares of our common stock in the future. If we raise additional funds through the issuance of equity or convertible debt securities, our stockholders may experience significant dilution. In addition, these new securities may contain certain rights, preferences or privileges that are senior to those of the shares of our common stock, which may decrease the value of your investment in our common stock. If we cannot obtain additional financing, we will not be able to achieve the sales growth that we need to cover our costs, and our results of operations would be negatively affected.  Additionally, pursuant to the terms of the convertible notes described above, if we do not complete an underwritten public offering on a national securities exchange prior to the convertible notes maturing in 2019, we may be obligated to repay up to $2,126,801 to the holders of such convertible notes, which includes $476,318 in interest. If we do not obtain additional financing prior to the notes maturing, we may be unable to repay the note holders or may have to limit our growth plans, either of which could negatively impact our results of operations.

The reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, which may lead to volatility and a decrease in the price of our common stock.

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from reporting requirements that apply to other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we may rely on these exemptions, which include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to opt out of the extended transition period for complying with the revised accounting standards. If investors find our common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for our common stock and our stock price may be more volatile or may decrease.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future; therefore, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our stockholders for the foreseeable future.

Stockholders may be subject to Indian taxes on income arising through the sale of our common stock.

In India, the Income Tax Act (1961) provides that income arising directly or indirectly through the sale of a capital asset, including shares of a company incorporated outside of India, will be subject to tax in India, if such shares derive, directly or indirectly their value substantially from assets located in India, whether or not the seller of such shares has a residence, place of business, business connection, or any other presence in India, if, on the specified date, the value of such assets located in India (i) exceeds a specified amount, or (ii) represents at least fifty per cent of the value of all the assets owned by the company. Further, the amendment does not deal with the interplay between this provision of Indian tax law and the existing double tax avoidance treaties that India has entered into with the United States. If the Indian tax authorities determine that our common stock derives its value substantially from assets located in India and the provisions of any relevant double tax avoidance treaty are deemed to be inapplicable in this context, stockholders may be subject to Indian income taxes on the income arising, directly or indirectly, through the sale of our common stock.

Our common stock will be and may continue to be subject to the “penny stock” rules of the SEC, which could make transactions in our common stock more cumbersome and may reduce the value of your investment in our common stock.

Rule 15g-9 under the Exchange Act defines a “penny stock” as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. To the extent a market develops for our common stock, we anticipate that our common stock will be, and may continue to be considered a penny stock. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and could depress the market value of our common stock, to the extent a market develops.

Shares of our common stock that have not been registered under federal securities laws are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

Prior to acquiring our Indian operating subsidiary we were a “shell company” under applicable SEC rules and regulations because we had no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Resales pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, of the securities of a former shell company, such as us, are not permitted (i) until at least 12 months have elapsed from the April 18, 2016 initial filing of this prospectus, which reflected our status as a non-shell company and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports. As a result, any stockholders who receive shares in a transaction that is not registered under the Securities Act will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares pursuant to Rule 144, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144. Further, it will be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend significant time and cash resources. Additionally, our previous status as a shell company could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned). The lack of liquidity of our securities as a result of the inability to sell under Rule 144 for a longer period of time than a non-former shell company could make an investment in our securities less attractive and could cause the share price of our common stock to decline.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On July 1, 2016, we issued a convertible promissory note to an accredited investor in the aggregate principal amount of $150,000 pursuant to a note purchase agreement dated February 8, 2016. The note bears interest at an annual rate of 6%. The principal amount together with accrued and unpaid interest thereon becomes due and payable on July 1, 2019. In the event that we complete an Uplist prior to the July 1, 2019 maturity date, the outstanding principal balance of the note will automatically convert into 3,924,088 shares of common stock, which we refer to as the note shares. If the Uplist does not occur prior to the maturity date, then the noteholder will have the option to receive full payment of the outstanding principal balance or the note shares, each together with unpaid accrued interest paid in cash. The noteholder also will have the option to receive full payment of the outstanding principal or the note shares, each together with accrued interest paid in cash, in connection with a “sale of the company” as such term is defined in the convertible promissory note.

The above transaction was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. In reliance on this exemption, we considered the following:

•	The company did not engage in any general solicitation or advertising;

•	The investor had a pre-existing, substantive relationship with our President, Deepak Sharma;

•	The investor is sophisticated in matters of finance and business;

•	The investor was given access to the type of information regarding the Company that would typically be included in a prospectus used in connection with an offering registered with the Securities and Exchange Commission; and

•	The investor has agreed to hold the securities for its own account, and not with a view to distribute the note shares.

ITEM 5.  OTHER INFORMATION

None

ITEM 6. EXHIBITS

The exhibits listed below are filed as part of this Quarterly Report on Form 10-Q.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2016	TripBorn, Inc.

	By:	/s/ RICHARD J. SHAW
Richard J. Shaw
Chief Financial Officer, Principal Financial, and Authorized Officer

Index to Exhibits
Exhibit Number		Description
10.1
Software Development Agreement, dated September 23, 2016, by and between TripBorn, Inc. and Takniki Communications, filed with the Quarterly Report on Form 10-Q for the period ended June 30, 2016 on September 26, 2016.

10.2		Application Programming Interface (API) Agreement, dated September 30, 2016, by and between Sunalpha Green Technologies Private Limited and the Indian Railway Catering and Tourism Corporation Limited.

31.1		Certification of TripBorn, Inc. Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2		Certification of TripBorn, Inc. Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1		Certification of TripBorn, Inc. Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2		Certification of TripBorn, Inc. Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101	.CAL	XBRL Taxonomy Extension Calculation Linkbase

101	.INS	XBRL Instance Document

101	.LAB	XBRL Taxonomy Extension Label Linkbase

101	.PRE	XBRL Taxonomy Extension Presentation Linkbase

101	.SCH	XBRL Taxonomy Extension Schema Linkbase

101	.DEF	XBRL Taxonomy Extension Definition Linkbase

*	Indicates a management contract or compensatory plan, contract or arrangement.

Exhibit 10.2

AGREEMENT (B2B)

1.
An agreement made this 30th day of September 2016 at New Delhi between the Indian Railway Catering and Tourism Corporation Limited, having its Registered Office at         B-148,11th Floor, Statesman House, Barakhamba Road, New Delhi-110001 and one of its Office at Internet Ticketing Center, State Entry Road, New Delhi- 110055   through GGM/IT hereinafter called “IRCTC” which expression shall where the context so admits include his successor and assigns of the First Part.

And

M/s Sunalpha Green Technologies Private Limited Through Deepak Sharma, Managing Director (name & designation) having its registered office at 812 Venus Atlantis Corporate Park, Prahlad Nagar, Ahmedabad, Gujarat - 380015, India hereinafter called “Second Party” which term shall mean and include their successors, legal representatives & assigns of the Second Part.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

2.	Whereas the second party has expressed its interest and desire to function as an agent of the first party for selling of E-tickets and whereas Indian Railway Catering and Tourism Corporation Limited has agreed to engage the Second Party as an agent for selling of e-tickets, for travel in trains of Indian Railways, through IRCTC website, for a period of One year from October 05, 2016. The agreement can be further extended for another term at the discretion of IRCTC.

   The Second Party agrees to carry on the work in strict accordance with the   terms & conditions contained in this agreement.

1.      Terms and Conditions of Agreement
The IRCTC provides the facility for transacting with Indian Railway’s PRS System through the Internet. The existing Rules of Indian Railways for reservation and booking of tickets shall apply to all such transactions along with special conditions imposed for Internet based booking from time to time. The special conditions and the terms of service presently applicable to Internet Booking are detailed in this document.

1.1.	IRCTC’s performance of this agreement is subject to existing laws and legal processes of Government of India, and nothing contained in this agreement is in derogation of IRCTC’s right to comply with law enforcement requests or requirements relating to use of this Website by the Second Party or information provided to by the Second Party or gathered by IRCTC with respect to such use including the customers. IRCTC may provide details of use of the Website by the Second party to regulators or police or to any other third party, or in order to resolve disputes or complaints.

1.2.	If any part of the agreement between IRCTC and the Second Party is determined to be invalid or unenforceable pursuant to applicable law including, but not limited to, the warranty disclaimers and liability limitations set forth herein, then the invalid or unenforceable provision will be deemed superseded by a valid, enforceable provision that in opinion of IRCTC most closely matches the intent of the original provision and the remainder of the agreement shall continue in effect.

1.3.	This agreement constitutes the entire agreement between the Second Party and IRCTC and it supersedes all prior or contemporaneous communications and proposals, whether electronic, oral, or written, between the Second Party and IRCTC.

1.4.	That terms & conditions of service applicable on booking of tickets through IRCTC Website apply Mutatis Mutandi on the tickets booked by the Second Party by virtue of this agreement.

1.5	The Second Party shall pay Rs. 50 Lakhs non refundable integration charges. Further, annual maintenance charges for the scheme will be as per slab applicable as under:

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

AMC
S.No		Slab approved for RSPs	Annual Maintenance Charges (AMC)
1.	• AMC charges are @ Rs. 5 Lakhs per 1000 RSPs or part thereof.	Up to 1000	Rs. 5 Lakhs
2.		1001 to 2000	Rs. 10 Lakhs
3.		2001 to 3000	Rs. 15 Lakhs
4.		3001 to 4000	Rs. 20 Lakhs
5.		4001 to 5000	Rs. 25 Lakhs
6.		5001 to 6000	Rs. 30 Lakhs
7.		6001 to 7000	Rs. 35 Lakhs
8.		7001 to 8000	Rs. 40 Lakhs
9.		8001 to 9000	Rs. 45 Lakhs
10.		9001 to 10000	Rs. 50 Lakhs

2.    Standard and Scope of Service: IRCTC will provide the access of IRCTC website to the Second Party with reasonable care and skill subject to all other risks or error and liability, limitation clauses would remain effective.

2.1. IRCTC makes NO guarantee that any service will be uninterrupted, timely, secure or error free.

3.     OBLIGATIONS OF (NAME OF THE SECOND PARTY ) AND THEIR   CUSTOMERS

3.1.	General Obligations: The Second Party shall access the website only for lawful purposes and shall be responsible for complying with all applicable laws, statutes and regulations in connection with the use of IRCTC website. The Second Party shall not modify copy, distribute, transmit, display, perform, reproduce, publish, license, create derivative works form, transfer or sell any information, products or services obtained from this website. The Second Party shall not create a hypertext to the Website or “Frame” the Website, except with the express advance written permission of IRCTC.

3.2.	The information provided by the Second Party must be complete and accurate. IRCTC reserves the right at all times to disclose any information as IRCTC deems necessary to satisfy any applicable law, regulation, legal process, or Government request.

3.3.	The Second Party user will book the ticket as per the normal flow, in the case of ‘E-ticket’. The Second Party should issue receipt for money taken by him from the customer on his own printed stationery. Service charge & Service Tax as applicable should be shown separately in the receipt issued by the Second Party. This receipt should be preserved by the customer to claim refund from the Second Party if it becomes necessary.

3.4.	It would be obligatory on the part of the Second Party to impose similar procedure, terms & conditions and rules on all its customers, as IRCTC would follow with its customers, on its website, except that there would be no restriction on the number of tickets booked by the Second Party.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

3.5.	Payment by the Second Party to IRCTC for booking tickets on line will be made online, through Rolling Deposit Scheme (where applicable/ offered) for such payments.

3.6	It is obligatory on the part of the second party to start 100 centers within a period of 90 days from the date of signing of the agreement or else the agreement will be treated as void and even all existing agents of the organization will be deactivated.

3.7	It is obligatory on the part of Second party to control the activities of their sub agents. If at any stage the sub agent of the Second Party indulges in any fraudulent activity like (but not restricted to) collection of excess charges, alteration of fares on the tickets, issue of duplicate ticket etc., then the Second party shall also be liable for such activity of their sub agents and IRCTC shall be free to take any action and may impose a penalty financial or otherwise which may extend to termination of contract and prosecution under the criminal law for the said offence.

3.8.	Disclaimer: Indian Railway and IRCTC are not responsible for wrong booking due to incorrect detail / details furnished by the Second Party.

4.    Cancellation / Refund / Modification of Tickets

4.1	IRCTC only provides connectivity for Indian Railways PRS and refunds are made by Indian Railways and Credited to the account of the second party by IRCTC as and when received from Indian Railways. IRCTC will follow with Railways for refund of amount due in these cases but does not bear any liability for delay of non-payment of refund amount, by Indian Railways.

4.2	The agents will cancel the ticket online on request of customer and will refund The amount to customer on receipt of money from Indian Railways through IRCTC.

4.3	Wherever tickets cannot be cancelled online, agents will write to IRCTC at etickets@irctc.co.in. In turn IRCTC will take up the matter with Zonal Railway concerned and arrange refund. The agents should refund money immediately on receipt of money from Railway through IRCTC.

4.4	The Second Party is duty bound to refund the cancellation amount to the customer who booked the ticket after making payment to Second Party and later got it cancelled. The Second Party would not adjust the cancellation amount with any of its previous dues, until and unless the customer is in continuous running account with the Second Party.

4.5	If the Second Party misconducts in any refund for cancellation, IRCTC may impose suitable penalty which may extend to termination of the authorization of the Second Party for Internet Booking. This is without prejudice to any other action that IRCTC may take.

5.    Privity of Contract:

  The Second Party will book tickets for its customers with IRCTC with clear        understanding that:

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

5.1.	There is no privity of contract of IRCTC or Indian Railways with the customer of Second Party in the matter of booking, cancellation or after booking or cancellation, or in relation to any payment or refund for any booking of the tickets.

5.2.	If the Customer of the Second Party makes any claims of any nature against IRCTC or Indian Railways, then the Second Party hereby agrees to deal with the claims and settle it.

5.3.	There will be no additional or exceptional liability in relation to tickets sold to the Party except the normal refund as per the terms and conditions applicable when tickets are sold directly by IRCTC or Railways.

6.    Liability

6.1.	Limitation of Liability: IRCTC shall not be liable to any Party save as expressly provided for in these Terms & Conditions and shall have no other obligations, duties or liabilities whatsoever in contract, tort or otherwise arising out of the use of online booking or connection to the website. IRCTC and/or its respective suppliers hereby disclaim all warranties, terms & conditions with regard to this information, products and services including all implied warranties, terms and conditions, by statute, collaterally or otherwise of satisfactory quality, fitness for a particular purpose, title and non infringement. In no event, shall IRCTC and / or its suppliers be liable for any loss of profit, loss of revenue, wasted time, wasted costs, indirect, incidental, special or consequential loss arising out of or in any way connected with the user of the online booking facility through website or otherwise or with the delay or inability to use online booking facility of IRCTC or of any information, products and services whether based on contract, tort, strict liability or otherwise.

6.2.	Accuracy of Information: IRCTC shall use reasonable endeavors to check the accuracy of the information published online or through website of IRCTC. IRCTC give no warranty as to the accuracy of such information given on IRCTC’s website and reserve the right to amend and vary the contents of this website from time to time without notice. The IRCTC sites / services may contain links to third party websites (“linked sites”). IRCTC is providing these links only as a convenience, and the inclusion of any link does not imply endorsement by IRCTC of the site or any association with its operators. The linked sites are not under the control of IRCTC and IRCTC is not responsible for the contents of any linked sites, including without limitation any link contained in a Linked site, or any changes or updates to a Linked site. IRCTC is not responsible for web casting or any other form of transmission received from any “Linked site” and IRCTC is not responsible if the Linked site is not working appropriately.

6.3.	Any transaction with third parties including advertisers on the website of IRCTC participation in promotions, including the delivery of and the payment for goods and services, and any other terms, conditions, warranties or representations associated with such dealings or promotions, are solely between the Second Party, advertiser or other third party. IRCTC shall not be responsible or liable for any part of any such dealings or promotions.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

6.4.	Maximum Liability: The maximum amount of IRCTC liability to the Second Party for all loss or damage arising out of online booking through website or otherwise and the service whether in contract or tort (including any liability for negligence howsoever arising out of or in connection with the performance of IRCTC’s obligations in the provision of the website and this service) shall be limited to the value of the ticket purchased through use of this service.

6.5.	Exclusion of Liability: IRCTC shall not be liable to the Second Party for any of the following types of loss or damage arising out of use of website and the service whether in contract or tort (including any liability for negligence howsoever arising out of or in connection with the performance of IRCTC’s obligations in the provision of the website and this service): -
i. Loss of revenue, business, anticipated savings or profits; or
ii. Any indirect or consequential loss howsoever arising.

6.6.	Exclusion of other Warranties / Remedies: The Second Party shall acknowledge and agree that in entering into the Agreement, he does not rely on and shall have no remedy in respect of any statement, representation or warranty given by any person (including as to condition, quality and fitness for purpose).

6.7.	Force majeure: IRCTC shall not be liable to the Second Party / any other party in respect of any delay in performance of these terms and conditions or delay in performance or breach of the terms and conditions due to any event or circumstances which are beyond reasonable control of IRCTC.

6.8	The Second Party shall abide all the Local Laws, Labour Laws etc. IRCTC will not be the “Principal Employer” in case of employees engaged by the Second Party for the purpose of booking the tickets and allied activities.

6.9	IRCTC will not be liable to pay any compensation if any error occurs due to any technical or manual fault at the end of the web server holder. The second party has agreed to indemnify IRCTC against all such claims.

7.   Service Hours: Booking through Internet is presently allowed form 00:30 AM to 11.30 PM (Indian Standard Time) on all days including Sundays. Service hours are liable to be changed without prior notice. Agent booking   is restricted as per the order of Ministry of Railways issued from time to time.

7.1.	Opening day booking ($) (Presently 120th days in advance, excluding the date of journey) will be available only after 8:30 AM, along with the counters. If the Second Party tries booking before 8:30 AM, for opening days tickets, the reservation will fail, with the Second Party account getting debited; IRCTC will refund the entire, but the bank card/ transaction charges and IRCTC’s service charges are likely to be forfeited.

7.2.	Opening day means 120 days in advance of the date of journey (journey date not to be included) from train originating station. Please note that in case of some Intercity day trains, the ARP (Advance Reservation Period) is less than 120 days) For Tatkal booking, opening day presently means one day from date of journey subject to restriction if any imposed by Ministry of Railways from time to time eg. if Today is 1st December, then 2nd December will be the Journey day.

7.3	The opening days are liable to be changed as per notifications issued by Indian Railways from time to time.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

8.    General

8.1.	Governing Law: This agreement and the Second Party’s use of the online booking through IRCTC’s web site is governed by Indian Law and the courts of New Delhi, India only. The Second Party hereby irrevocably consents to the exclusive jurisdiction and venue of courts in New Delhi, (India) only in all disputes arising out of or relating to the use of the IRCTC Sites/ Services.

8.2.	Entire Agreement: This Agreement including any document referred to herein constitutes the entire agreement between IRCTC and the Second Party in respect of use of this service by the Second Party.

8.3.	Third Party Rights: Nothing in this Agreement shall be taken as granting any rights expressly or implicitly whether contractual or statutory to persons other than the Second Party or IRCTC.

8.4.	In case of any dispute it shall be compulsory for the Second Party to first submit to the Arbitration of a sole Arbitrator not below the rank of General Manager/ IRCTC to be nominated by MD/IRCTC after a request is made in written by the Second Party or IRCTC. The decision of the Arbitrator shall be binding on both the parties. The language of the Arbitration shall be English and the venue of Arbitration will be New Delhi only.

8.5.	No claim would be preferred by the second party in any Court or Tribunal without giving 60 days notice in the nature of Section 80 CPC to the IRCTC.

8.6.	If any customer of Second Party Institute any proceedings against IRCTC, the concerned Second Party would be liable to make good all the loss occurring to IRCTC as a result of those proceeding, including the cost of defending the proceedings wherever these are due to deficiency of second party. Further, whenever there is deficiency on account of both the parties, the liability will be divided proportionately.

8.7.	On expiry of the validity of recognition of Second Party by Railways where applicable, the access provided to such Second Party would be deactivated by IRCTC unless renewed by Railways and conveyed to IRCTC.

8.8.	Below is the list of the maximum charges to be levied on the customer. These charges are as fixed by Indian Railways and are liable to change without notice at any point of time.

IRCTC Service Charge Plus service tax as applicable		Agents Service Charge (Inclusive of Service Tax)		Total (IRCTC + Agents)
Sleeper	AC	Sleeper	AC	Sleeper	AC
Rs.20/-	Rs.40/-	Rs.20/-	Rs.40/-	Rs.40/-	Rs.80/-

Payment Gateway charges on actual   can also be realized by the Second Party (RDS account  holders) as under: -

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

1% of transaction amount for value above Rs. 2,000
0.75% of transaction amount for value upto Rs. 2,000

The above charges are inclusive of Service Tax. Service Tax as applicable should be shown separately in the receipt issued by the Second Party.

9.
IRCTC’s Termination Rights: IRCTC may at any time at its sole discretion and without giving any reason or any prior notice terminate or temporarily suspend the Second Party’s access to all or any part of the website.

10.	Exclusion of liability for cancellation of trains: In case of cancellation/ diversion/ termination / short of destination of trains, the Indian Railways Rules which contain limitations and exclusions relating to the liability of the Indian Railways to the customer in respect of loss or damage caused by the delay/diversion/termination short of destination and / or cancellation of any train, any missed connection, or closure of the railway shall apply.

The IRCTC provides only the facility of interacting with the Indian Railway’s PRS system through the Internet. The IRCTC is not responsible for providing train services or any other service through this site.

11.	In witness whereof, the said parties hereto have set their hands at the place and on the dates respectively shown hereinafter.

Authorized Representative of the Second Party	GGM/IT
IRCTC, New Delhi
For Sunalpha Green Technologies Pvt. Ltd:	(Stamp/Seal)
/s/ Deepak Sharma, Director

(Stamp/Seal)

Witnesses	Witnesses

1. Sachin Mandloi	1.
/s/ Sachin Mandloi	/s/ illegible

2. Keyur Otadhiya	2.
/s/ Keyur Otadhiya	/s/ illegible

(NOTE:-	Signature of the Second Party and the Stamp / Seal on each page of Agreement is essential)

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Annexure I

Procedure order for E-Rolling Deposit Account

1.	A separate bank account will be opened with ICICI Bank Ltd. titled as “ IRCTC-E- Rolling Deposit Account” with Internet Banking viewing facility.

2.	Internet banking viewing facility will be given to authorized signatories to the bank account such as Managing Director, GGM (ITS), JGM (F) & CS, Manager (F) and AM (F). In addition to this the Internet Banking viewing facility would be given to nominated staff authorized for receiving cheques /drafts and nominated staff of Finance Department.

3.	Deposit can be minimum of Rs.2,00,000/-- and when the minimum balance in the deposit account reaches the prescribed minimum level of Rs.1 lakh the booking through the deposit account will be stopped.

4.	Deposit from the customers would be received through Cheque/Demand Draft/RTGS/EFT only in favour of IRCTC E-Rolling Deposit Account.

5.	Deposits to this account (IRCTC E-Rolling Deposit Account) can also be made through Direct Debit/Net Banking.

6.	In case of payments received through cheques/drafts, the booking of tickets will be permitted after period of 5 days after receipt and realization of cheque/draft. In case of payments received through RTGS/EFT, the booking of tickets will be permitted after period of 3 days, after ascertaining confirmation of credit. In order to save time in ascertaining realization of cheques/drafts etc., the customer should be advised to remit the payment through RTGS/EFT.

7.	No interest will accrue in the deposit account.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

8.	The amount deposited with IRCTC would be used only for purchase of Railway Tickets through IRCTC.

9.	Banks may levy transaction charges on the online deposits made to this E-Rolling deposit account as per existing banks rules. IRCTC will not bear any charges on this account.

10.	Payments through credit cards will not be accepted.

11.	Cheque and Drafts will be received from the customers interested in booking of tickets through rolling deposit scheme by the nominated staff of account department placed at Internet Ticketing Centre,1ST floor,IRCA Building,State Entry Road,ND-55. Thereafter the cheques and drafts would be handed over to nominated staff in Finance Department for deposit in the bank account.

12.	Wherever the payment to the account is remitted through direct banking/net banking/RTGS/EFT, the customer should forward letter indicating the amount remitted in IRCTC E-Rolling Deposit Account, to the above stated nominated staff. Thereafter the said nominated staff would forward necessary details to nominated staff in Finance Department at Internet Ticketing Centre, 1ST floor, IRCA Building, State Entry Road,ND-55. for ascertaining verification of credit.

13.	The nominated staff in Finance Department, through his internet banking password would ascertain realization of the cheque /bank draft and the details will be submitted in the following written format at the end of everyday, if there are any amount is realized to this effect: -

S.No.	Name of the User/customer	Cheque/DD No.	Bank Name	Amount Deposited	Date of receipt	Date of Deposit	Date of realization

It will be the absolute responsibility of such nominated staff to ensure that the information furnished in the above format is correctly given.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

A copy of the said format will be forwarded to nominated staff placed at 2nd Floor, STC Building, who will also confirm through Internet Banking facility about realization of the cheques etc. Thereafter, the above format would be sent to operations department for Updation of deposit to various rolling deposit customer’s account.

14.	Operations department will maintain the deposit account in electronic form in the following format: -

Date	Opening balance	Amount deposited	Booking Details			Refunds		Closing Balance
			Amount	Tickets	Pass	Amount	TXN

15.	It shall be the absolute responsibility of the operations staff to ensure that the amount is credited in the party’s account only after receipt of written confirmation from nominated Finance staff and matching the customer’s details, amount etc. as per the written communication received from the customer, in this regard.

16.	In case of failed transactions for deposit to the E-Rolling deposit account. The amount debited to the user will be credited back to the users’ rolling deposit account.

17.	All the booking should be debited to deposit account of a particular customer by the operations. Similarly, all the refunds or cancellations of tickets should be credited to the deposit account of a particular customer.

18.	At the end of the month a statement on each customers’ rolling deposit account would be generated by operations department and a copy of the same should be given to Finance Department for recording sales, purchase, refunds and reconciliations etc. as may be required for accounting purposes.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

19.	If the member wished to terminate/close the E-rolling deposit account he/she may terminate his/her E-rolling deposit account by providing notice in writing.

20.	In case of termination of E rolling deposit facility, the amount in the E rolling deposit account will be returned to the customer by way of cheque after realizing all the dues of IRCTC.

21.	Wherever the E rolling deposit account is closed/terminated prior to a period of six months, an administrative charge of Rs.5,000/- would be recovered from the balance available with IRCTC in the customer account.

22.	If the cheque of the customer is dishonoured due to insufficient funds, a fine of Rs.5000/- would be imposed on the rolling deposit customer, dealings with IRCTC would be banned and an action under section 138 of Negotiable Instruments Act will be initiated.

23.	A committee consisting of Manager (Finance) and GM (OPS) will review the records maintained at Internet Ticketing Office on three days basis and weekly review/audit will be done by GGM (ITS) and JGM (F) & CS.

24.	The above procedure has been devised, keeping in view internal checks and control required for audit purposes.

25.	Transaction Password shall be used by the user to debit the E rolling deposit account i.e. for booking of tickets via E rolling deposit account.

26.	Secrecy of Transaction password shall be the responsibility of the E rolling deposit user.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

27.	IRCTC will create the sub-users under specified Master users. The Master user/Co user will have the option to change the password and the Master user will be responsible for all the transaction made using the user Ids assigned to him. Password given by IRCTC shall be changed immediately or receipt of mail. In case password is no changed. IRCTC, will not own any responsibility of the after effects.

28.	Master user will intimate IRCTC about creation of sub users.

____________________________________________________________________________

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Annexure II

RULES AND REGULATIONS
Do’s for the Service providers

Mandates for Registration
Registration as an RSP (Retail Service Provider) in IRCTC is issued for booking of E- Tickets only (except RTSA agents, who are authorized by Railways).

It is essential to prevent sharing of IDs by PSP/RSP. Hence, Digital certificate and machine ID of RSP will be mandatory for registration.
RSPs are required to give the correct address, Mobile No mail id & PAN No. in the registration form.

Change of address should be intimated to IRCTC immediately along with the original certificate issued by PSP, in order to issue a fresh certificate.

IRCTC’s rules & regulations are to be read properly & followed strictly. Ignorance of the same cannot be considered as a valid reason. The Principal Service Provider (PSP)/ RSP must be fully aware of the extant rules.

RSPs should verify the ids provided to them If by mistake, id of another RSP is issued to them they should immediately inform their PSP.

RSPs should keep a sign board outside their agency in which IRCTC’s logo can be displayed. IRCTC’s logo (Soft copy) will be sent by e-mail on request by the RSP. Sign Board should include: display of rules & regulations, IRCTC service charges, agent services charges, payment gateway charges etc.

Certificate of Authorization issued by PSP should be prominently displayed at the agency.

PSPs/ RSPs should practice good business ethics.

Mandates for Booking/ Cancellation of Tickets
Tickets should be booked only when the customer approaches.

The RSP must ensure that the transaction (Booking or cancellation) is done with the complete knowledge and acceptance of the customer.

It is mandatory for all RSPs to maintain the written/ electronic requests and a copy of the ID proof from the customers for both booking & cancellation of the tickets.

These requests are to be preserved for a period of six months. Mobile number of the customer or one of the passenger(s) while booking the ticket is mandatory. Mobile number of the passenger(s) must be indicated on ERS. The details will have to be provided to IRCTC as and when required

The ERS issued by all the PSPs/ RSPs should be strictly in the format prescribed by IRCTC. ERS issued by the PSP/ RSP should contain name and full address contact details of the same RSP and the name of the PSP.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

RSPs must issue receipt on their own stationary for the amount collected from the customers.

The receipt should contain details like Railway Fare, IRCTC’s service charges, agent's service charges, payment gateway charge. (The service Tax as applicable included in the agents service charges should be shown separately in the receipt).

Service charges of PSP/ RSP includes booking as well as cancellation transactions.

Mandates for Filing TDR/Refund

It is mandatory for the RSPs to obtain a written request from the customers before TDR cases are filed with the Railways.

If cash cards are used, it is pertinent to retain the exhausted cards for refunds, if any.

RSP must refund the money as per cancellation rules to the customer immediately in all cases.

Whenever the cancellation ticket amount / the TDR refund amount which is credited back in the PSP/ RSP’s account used for ticket booking could not be refunded to the customer due to various reasons, the money must be returned to IRCTC. The refund should be made to the customer within 3-5 days from the date of receipt from IRCTC .

PSP/ RSP to send regular reminder to tdrprocess@irctc.co.in for checking the TDR refund status. The same shall be provided online in web interface.

Along with the refund, the refund details must be provided to the customer during cancellation.

In case of refund of e- tickets which could not be cancelled on website, the RSP must inform the customer about the process, take contact details & remit the refund to the customer as and when it is credited in the agent’s account.

Mandates for the PSP
PSP should register their Outlets / Branches only if minimum basic Infrastructure already exists. The Agency should have its own office with valid license for online ticket reservation and efficient staff to handle the booking / delivery of e- tickets as and when required.

PSP should ensure proper antecedent and character/credential verification before appointing RSP and keep a record of these documents and should be able to provide them to IRCTC as and when required. A declaration to this effect has to be submitted by the PSP at the time registration.

It will be obligatory on the part of the PSP to control the activities of their RSP. The PSP will be equally liable for all civil and criminal liabilities of their RSP.

PSPs with or without web services should keep a close watch on the conduct of their RSPs & in case of receipt of complaint against any RSP by the customers then the agent ID should be deactivated at the operators end immediately, under intimation to IRCTC

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

PSP must monitor each RSPs activity. PSPs will have to conduct decoy checks on 1% of its RSPs every month. Penalty of Rs.5000/- multiplied by shortfall of decoy checks in a month will be imposed on PSPs.

PSP must make changes in front end software on the portal for a provision to store mobile number of any one of the desiring passenger(s) travelling on e-ticket and strictly ensure that while filling of requisition slip for booking e-ticket, RSPs obtain and feed the mobile number of passenger for sending SMS alerts in all cases wherever the mobile number is available.

Compliance has to be ensured from the PSPs in this regard and watch should be kept for any fake number/ repeat number/ dysfunctional number being feed when booking/ cancellation is done by RSP.

PSPs should educate their RSPs regarding rules and regulation of IRCTC or about ticket booking software (in case of web services agents) etc.

PSP should ensure complete sharing of information & full cooperation with IRCTC.

All mails / references made by IRCTC in RSPs matter should be replied back within (7) days.

Request for additional registrations will be considered only after assessment of the performance of the company for previous quarter as per policy. Number of such registrations to be allowed is at the discretion of the competent authority.

Request for Renewal to be made 2 months before the date of expiry of the contract along with a 3 months performance report of agents. Renewal will be considered based on the performance of the RSPs.

Dont’s for the Service providers

No advertisement in any form whether in print or press media is to be issued without prior permission from IRCTC in writing.

Collection of extra charges in any form whether for cancellation of the ticket or checking the availability status from the customers forbidden.

Booking of I- tickets or counter tickets is prohibited & punishable with minimum punishment of immediate deactivation of the user id.

Sharing of access credentials to web services is strictly prohibited .Transfer of agent ID given to RSPs by IRCTC or PSPs is Prohibited and IRCTC will initiate action against the agent group if found guilty in such matters. Punitive action will be initiated as mentioned in the Annexure ‘A’.

RSPs should not book tickets using any other wrong ID except only through IRCTC provided agent ids. RSPs if found to be using wrong id, then their ids will be deactivated immediately as well as legal action will be taken against them. Punitive action will be initiated as mentioned in the Annexure ‘A’.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Transfer & re-sale of Tickets is punishable under Indian Railway Rules under Sec.142.

RSPs are prohibited to print Reservation Application Forms with IRCTC Logo on top.

Popularizing the organizations name as authorized Railway Agents is strictly prohibited. The RSPs are “IRCTC authorized E- Ticketing agents”.

IRCTC’s logo should not be used in Visiting Cards, Letterheads, and Pamphlets or in any other forms unless approved by IRCTC.

Session management by the PSP should be taken care of.

Use of back or refresh option while booking tickets and Login page should not be kept idle for a long time (applicable for internet café scheme on www.irctc.co.in.)

Book of benami e- tickets is strictly prohibited (anybody doing so will be prosecuted).

Blocking of accommodation by giving fictitious names in any train is strictly prohibited As per the Indian Railways Act-1989 blocking of accommodation is a criminal offence and is punishable (annexure ‘A’)

Modification/Alteration/Tampering the Electronic Reservation Slip (ERS) is strictly prohibited. Any such act will be considered as a criminal activity and is punishable u/s 420 of the Indian Penal code, if brought to the notice of IRCTC.

Software tampering is strictly prohibited. Any activity restricted by IRCTC like unauthorized branding, Tatkal Robot Facility, saving booking form either at server or at client machine or allowing Tatkal form to be opened before stipulated Tatkal time or during the banned time period (8.00 AM to 9.00AM) , use of technology for gaining unfair advantage in Ticket booking Technical problems (making changes without proper testing etc) etc.,. Punitive action will be initiated as mentioned in the Annexure ‘A’.

Cancellation of the tickets without the knowledge and request of the customer is prohibited.

Changing the profile by entering new details even if update profile link is available (Rare cases) in the left panel in IRCTC website after logging in is strictly forbidden. If updated, will be reverted as individual user loosing the functionality of agent booking.

Do not lose the Digital Certificate as the agent will not be able to login without the certificate.

NOTE: All fraudulent activities like Overcharging, booking tickets thru personal user id’s, creating multiple user id’s will be dealt strictly. The minimum punishment will be deactivation and also further legal action will be initiated against the RSPs (Punitive action will be initiated as mentioned in the Annexure ‘A’).

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

ANNEXURE ‘A’
As per clause 3.7 (B2B) and 4.5 (Internet café) agreement(s) which inter alia provides that ”the PSP shall be equally liable for all civil and criminal liabilities of their RSP. If at any stage the sub- RSP of the PSP indulges in any fraudulent activity like (but not restricted to) collection of excess charges, alteration of fares on the tickets, issue of duplicate ticket etc. Then the PSP shall also be liable for such activity of their RSPs(and IRCTC shall be free to take any action under civil and criminal law.” The said clause will be applicable if the mandates are not followed by the PSP or RSP, and following punitive action will be taken by also invoking the clause 9 (B2B) and 10 (Internet café) of agreement(s):

i) Irregularities Committed by PSPs
S.No.	Nature of Irregularities	Rule
Major Irregularities
1.
Software Tampering : Any activity restricted by IRCTC like unauthorized branding, Tatkal Robot Facility, saving booking form either at server or at client machine or allowing Tatkal form to be opened before stipulated Tatkal time or during the banned time period (8.00 AM to 12.00AM) , use of technology for gaining unfair advantage in Ticket booking Technical problems (making changes without proper testing etc),
1. Rs.25 lakh penalty and suspension for three months and 2. Cases involving cyber act violations will be reported to Cyber Crime Police as well as RPF.
2.	Un-authorised access - Sharing of access credentials to web services, Unauthorized Sale of Agency, etc.

1. A penalty of Rs.20,000/- per complaint will be imposed and
2. The RSP ID of such outlet will be permanently deactivated and

Cases involving cyber act violations will be reported to Cyber Crime Police as well as RPF

3.	Point of sale fraud - complaints of overcharging, non-payment of refunds like TDR refund claims, non-refund of cancellation amount, charging of cancellation charges etc.
1.A penalty of Rs.20,000/- per complaint will be imposed and
2.A penalty of double the amount of such overcharging/non-payment will be imposed and
3.The RSP ID of such outlet will be permanently deactivated
4. Case will also be referred to RPF if found indulge in touting activity using personal ID.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

4.
Non compliance of Booking/cancellation mandates -For other fraudulent activities such as faking as a normal user and booking on website using multiple user IDs, Manipulation of ERS, sale of I tickets, Booking of benami tickets, Transfer or resale of tickets, blocking accommodation giving fictitious names, cancellation of ticket without the knowledge of customer, Non filing of TDR on request of Customer.

1.A penalty of Rs.20,000/- per complaint will be imposed and
2.The RSP ID of such outlet will be permanently deactivated
3.Case will also be referred to RPF if found indulge in touting activity using personal ID

Minor Irregularities
1.
Non compliance of other mandates -Any agent outlet, if found without proper display of sign board indicating the IRCTC instructions viz Service charges, Payment gateway charges, without registration certificate being displayed, non issuance of money receipt etc.,
In the case “Address
Mis-match” of the agent
Any advertisement in print or press media without prior permission from IRCTC in writing. Misuse of IRCTC LOGO without prior permission from IRCTC
A penalty of upto Rs.5,000/- per complaint and in the first instance RSP will be given a warning and in the second instance RSP ID will be permanently deactivated
2..	If any of the RSPs found not booking tickets (non-transacting agents) for six months after registration	IRCTC will deactivate such Sub user ID permanently with the consent of the PSP
3.	If PAN No is not provided by any existing PSP or RSP within the stipulated time. If verified details like address, PAN No. along with ID proof is not provided by New PSP or RSP	Such RSP agency will be disabled till such time the PAN No. is provided to IRCTC. Registration will not be processed.
4.	Other provisions
If complaints are received and proved against 5 different RSPs of PSPs in 01 month then a show cause notice will be issued.
If between 6-10 complaints are received and proved against different RSPs of a PSPs in 01 month then a PSP will be deactivated for 01 month.
If between 11-15 complaints are received and proved against different RSPs of a PSP in 01 months then a PSP will be deactivated for 03 month. If two such incidences are reported, the PSP will be permanently deactivated.
If more than 20 complaints are received and proved against different RSPs of a PSP in 01 month then the services of the PSP will be terminated for 06 months. If two such incidences are reported, the PSPs will be permanently deactivated.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

However, i) the number of instances for imposing penalty will be counted based on date of occurrence of incidence as against date of reporting.
ii)The complaints arising out of bookings made through PSPs IDs will only be counted for penal action against PSPs
iii) The complaints arising out of bookings made through Personal IDs will be taken up through RPF under Railway Act for touting activity. Such complaints for tickets booked on personal ID will not be counted for the purpose of suspending PSPs on the criteria of number of complaints

ii) Irregularities Committed by RSPs
For irregularities committed by RSP, necessary action will be taken against respective PSP also in addition to whatever action (like deactivation of RSP as decided by competent authority) taken against RSP. However, in case of criminal activity of RSP, necessary action will be taken by IRCTC through RPF against RSP.
NOTE:
1. In all the above cases, once the irregularity is established, a show cause notice is issued giving 5 days time to reply. 3 days time is awarded for payment of penalty else services will be suspended till such time the penalty amount is deposited

2. If penalty imposed is not received within the stipulated period the same will be debited from RDS account of the PSP or if no RDS account is maintained the PSP will be disabled till such time the amount is received in IRCTC.

3. The above are general guidelines and the actions prescribed above are minimum. The competent Authority can however, take appropriate higher action against the erring PSP/ RSP, if deemed necessary including termination in the first or any instance in line with the provisions of the Agreement.

4. Any other complaint received against RSP/PSP in violation of IRCTC/RAILWAY rules and regulations – action will be initiated as per the decision of the competent authority case by case.
Rules and Regulations:
1. Requisition forms from customers to be taken and stored in Electronic Form. The details will have to be provided to IRCTC as and when required.

2. Agreement will be valid for 3 years. AMC will be payable every year in advance.

3. To encourage PSPs to improve their performance, IRCTC may award annually to the best performing PSPs.

4. PSPs will have to conduct decoy checks on 1% of its RSPs every month. Penalty of Rs.5000/- multiplied by shortfall of decoy checks in a month will be imposed on PSPs.

5. IRCTC will also conduct decoy checks.

6. IRCTC technical team/External Agency nominated by IRCTC to inspect servers of the PSP to ensure compliance of administrative and technical issues. The expenses of such investigation/inspection including external agency charges to be borne by PSP.

7. For false TDR claim, permanent deactivation of RSP ID will be done.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Annexure III

IRCTC TERMS AND CONDITIONS

IRCTC API

Terms & Conditions
This is a legal agreement between you (name of the partner) and IRCTC. By accepting these terms, you are representing that you have the authority to bind the party being issued a access credentials for this API (you and that party collectively referred to as “you”). The “access credentials” is the API Program user passkey given to you by IRCTC upon successful access for this program. In exchange for use of and access, and IRCTC's proprietary API and its specifications you agree to be bound by the terms of these API terms and conditions (the “API Agreement”). The   APIs are a feature of the IRCTC   program and any account management using the   API is also governed by the   terms and conditions between you and IRCTC. “IRCTC” in this Agreement means the IRCTC entity with which you have entered into your   Terms (e.g., IRCTC Inc., IRCTC Limited, etc.) and its affiliates.
The   API, Specifications are, as applicable, the intellectual property and proprietary information of IRCTC. Any right to use, copy or to retain a copy of the   API and the   API Specifications is subject to and contingent on your full compliance with this   API Agreement. If you violate any part of this   API Agreement, (i) your access to the   API may be suspended or terminated without notice and you have no right to use the   API or (ii) as liquidated damages, you may experience service degradation and/or prices charged to you for usage may be changed. If you wish to terminate all or part of this   API Agreement, you must cease all use of the   API.

I. DEFINITIONS

The following defined terms have the following meanings for the purpose of this   API Agreement:

•	The “use” of the API means: (A) the use of the API Specifications to (i) access IRCTC servers through the API, (ii) send information to sub agents’ accounts using API Client, or (iii) receive information from IRCTC in response to API calls; and/or (B) distributing or developing an API Client.

•	An “account owner” means the owner of record of an account or a party whom the owner of record has authorized to access and manage that account.

•	“API Management Data” means API Input Data passed to the API servers using various IRCTC provided Functionalities.

•	An “API Client” means the system of (i) software that can access or communicate with IRCTC's servers using the API Specifications (the “API Primary Client”), and (ii) software that can Communicate API Data with that API Primary Client.

•	“Communicate” means that two software applications, directly or through any other software, can transfer data in one or both directions by any means, regardless of the mechanism or semantics of the communication and even if the communication mechanism is one traditionally considered a communication mechanism between two separate software applications (e.g. pipes or sockets).

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

•	“API Data” means IRCTC specified API Input/output Data.

•	“API Input Data” means any data, instruction or content sent to IRCTC using the API.

•	“API Specifications” means all information and documentation IRCTC provides specifying or concerning the API specifications and protocols and any IRCTC-supplied implementations or methods of use of the rail E ticketing APIs.

•

•	“API Client” means a API Client (a) developed only for one party who (together with its Affiliates) will be the sole Owner, and (b) which is used only by employees of the Owner to manage advertising for the Owner's customers’ products and services (e.g., an agency or reseller managing or purchasing advertising for other parties). Any API Client that is used by the Owner’s users, partners or customers is expressly excluded from the definition of an API-Client.

•	“Third Party” means a party other than IRCTC or you and includes without limitation any database, software or service owned by or under the control of a party other than IRCTC or you.

II. API USE

1.	Permission to Use. You may use the API only in accordance with the terms and conditions of this API Agreement. You must use the access credentials at all times. You may not use any Third Party credentials in an API Client unless permitted in writing by IRCTC.

2.	Non-Compliant API Clients. You shall not use an API Client that violates this API Agreement.

3.	API Report Data.

a.	Transfer of API Report Data. You shall not sell, redistribute, sublicense or otherwise disclose or transfer to any Third Party all or any portion of API Report Data (except that you may disclose the API Report Data from a particular account to the owner of that account).

b.	Access Credentials. You take responsibility for any and all use of the API using your Access Credentials, if obtained directly or indirectly from you.

c.	Security. You shall use all reasonable efforts to keep all API Data in a secure environment at all times according to commonly acceptable security standards for enterprise data, but an environment at least as secure as that for your own enterprise data. All data transfer using the API must be secured using at least 128 Bit SSL encryption, or for transmissions directly with IRCTC, at least as secure as the protocol being accepted by the API servers.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

d.	Data Collection. Except as expressly permitted by IRCTC under a IRCTC product or service feature, you shall not use any automated means (for example scraping or robots) other than the API to access, query or otherwise collect IRCTC-related information from IRCTC, the Program or any website owned or operated by you or a IRCTC partner site that displays rail e ticketing data (collectively “IRCTC Scraping”).

4.	IRCTC Monitoring. You acknowledge that IRCTC may monitor any API activity for the purpose of ensuring quality, improving IRCTC products and services and compliance with these terms. You shall not try to interfere with such monitoring or otherwise obscure from IRCTC your s API activity. IRCTC may use any technical means to overcome such interference.

III.   API CLIENT DEVELOPMENT AND DISTRIBUTION

1.	Permission to Use. You may use the API and API Specifications to develop and distribute an API Client only in accordance with the terms and conditions of this API Agreement. For example, any API Clients you use, develop or distribute must meet the criteria set forth by IRCTC.

2.	API Clients.

a.	Account Data. The API Client must neither enable nor allow any party to access or use any data obtained through IRCTC Scraping. The API Client must neither enable nor allow any party to access or use the account, passwords, API Data or any other account information of a party other than the then-current end-user (which includes parties acting on an end-user's behalf and authorized by that end-user to do so), whether or not the API Data is in identifiable or aggregate form.

b.	Information Transfer. Notwithstanding anything to the contrary in this API Agreement, API Clients may only use or transfer API Data

c.	Co-Mingling of API Data. This Section apply to API Clients.

i.	Editing of the fields across IRCTC and Third Parties is not allowed in the same tab or screen.

ii.	Copying Data. The API Client may not offer a functionality that copies data between IRCTC and a Third Party.

d.	No Distribution. Except in the case of a Complete Sale of API Clients and API Clients may not be distributed (e.g., transferred, licensed or sold) (i) the Owner (except temporarily during development and testing in a non-live environment) or (ii) an agent of the Owner acting on the Owner's behalf and using that client solely to advertise the Owner's own products and services.

e.	Required Minimum Functionality. All API Clients must expose at least as much functionality as is set forth by IRCTC. It should include a particular function; all aspects of that function and all API calls related to that function must be enabled and exposed. API Clients will need to expose any additional functionality added to the IRCTC list within 4 months after those functionalities are added to the IRCTC List. This Section does not apply to End API Clients and Internal API Clients; provided, however that the Owner provides IRCTC with reporting data, as frequently as existing reporting, but no less than on a monthly basis, that discloses the IRCTC spend and performance (i.e., total spend, click, impression) attributable to the customer’s advertisements with IRCTC in a reasonably prominent location.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

f.	Security. Each API Client must have adequate protections in order to keep secure and prevent the interception of all IRCTC API Data and credentials. All such information must be kept in a secure environment at all times according to commonly acceptable security standards for enterprise data, but an environment at least as secure as that for your own enterprise data. All API Clients must transmit data with a protocol at least as secure as 128 Bit SSL encryption, or for transmissions directly to IRCTC, at least as secure as the protocol being accepted by the API servers.

g.	Data Collection. The API Client must not enable IRCTC Scraping or accept data from IRCTC Scraping.

h.	Personally Identifiable Information. The API Client must not collect personally identifiable information of any party unless it first informs the user about the types of information being collected and how that information may be used and then obtains the user's express permission for those uses.

i.	Compliance with Law. The API Client must comply with all applicable government laws, rules and regulations and any Third Party's rights and must not operate in a manner that is, or that a user of the API Client would reasonably consider, deceptive, unethical, false or misleading.

j.	Duty not to Interfere. The API Client must not interfere or attempt to interfere in any manner with the proper working of the API. Each API Client must pass IRCTC outlined API Specification. You must not modify the API Client except that you may modify if expressly permitted by in writing by IRCTC.

k.	IRCTC Monitoring. The IRCTC API Client must not, and must not attempt to, interfere with IRCTC monitoring of API activity or otherwise obscure from IRCTC API activity. IRCTC may use any technical means to overcome such interference, including without limitation suspending or terminating access of the API Client.

l.	Automated Use. You may not provide a Third Party the ability to, via automated means, use the IRCTC rail ticketing API — all Third Party use must be by a human user via the API Client user interface..

3.	IRCTC API Client Branding.

a.	Logo Use. Unless otherwise agreed in writing by IRCTC, this API Agreement does not grant you any rights to use or display IRCTC logos or trademarks or any other rights to IRCTC Brand Features (defined below), except that you may textually refer to IRCTC in your API Client as required and consistent with this API Agreement.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

b.	Brand Feature Rules. IRCTC may withdraw any license to any IRCTC Brand Features at any time for any or no reason. You shall not alter Brand Features in any way at any time (for example, changing color or size) without IRCTC's prior written permission. You shall not display Brand Features on, or associate Brand Features with, any “adult content” or illegal content. Goodwill in the Brand Features will inure only to IRCTC's benefit and you obtain no rights with respect to any of them. You irrevocably assign and must assign to IRCTC any right, title and interest that you obtain in any of IRCTC's Brand Features. You must not at any time challenge or assist others to challenge Brand Features or their registration (except to the extent you can't give up that right by law) or attempt to register any trademarks, marks or trade names confusingly similar to IRCTC's. “Brand Features” means the trade names, trademarks, service marks, logos, domain names and other distinctive brand features of IRCTC, including without limitation the Logos.
c.
IV. THE  IRCTC APIS IN GENERAL

1.	Payment for Usage.

a.	Rates and Units. The number of quota units consumed by each type of API operation is set forth on the IRCTC API rate card “Quota Charges” means amount charged per quota unit consumed. You shall pay to IRCTC all Quota Charges per month, as set forth on the IRCTC API rate card.

b.	Pricing Changes.

i.	New Features. For newly available API operations, IRCTC may set both the Quota Charges per quota unit and the number of quota units consumed by those new API operations at any time by notifying you or posting such pricing changes to IRCTC's rate card.

ii.	Existing Features. Adjustment to IRCTC's rate-card for the number of quota units consumed by any existing API operations will take effect any time 15 days after notice to you. Any changes to Quota Charges per quota unit will take effect any time at least 30 days after notice to you.

iii.	Preferred Pricing. Note that preferred pricing for Quota Charges may be available. IRCTC reserves the right to cancel your access to and modify or terminate the preferred pricing at any time.

c.	Payment Terms. You shall pay all charges in INR, unless otherwise set forth between you and IRCTC in writing, by (a) prepayment, (b) upon invoice due date, or (c) any other method accepted by IRCTC for API payments. Late payments bear interest at the rate of 1.5% per month (or the highest rate permitted by law, if less). Charges are exclusive of taxes. You are responsible for (y) any taxes, government charges, and (z) reasonable expenses and attorneys fees IRCTC incurs collecting late amounts. You waive all claims relating to charges unless claimed within 60 days after the invoice date (this does not affect your credit card issuer rights). Charges are solely based on IRCTC's measurements of quota usage. Nothing in these terms may obligate IRCTC to extend credit to any party.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

2.	NO GUARANTEED ACCESS.

a.	No Continued Access OR STANDARD. Subscribers/Principal agents/Partners/Govt. agencies ACKNOWLEDGE AND AGREE THAT IRCTC may suspend or terminate your access to the API, OR CHANGE ANY OF THE API SPECIFICATIONS, PROTOCOLS OR METHODS OF ACCESS for any or no reason and will bear no liability for such decisions. It is solely your responsibility at all times to backup your data AND to be prepared to manage your accounts and conduct your business without access to the IRCTC API.

b.	No Service Level. IRCTC DOES NOT REPRESENT OR WARRANT, AND SPECIFICALLY DISCLAIMS, THAT THE IRCTC API WILL BE AVAILABLE WITHOUT INTERRUPTION OR WITHOUT BUGS.

3.	Inspection for Compliance to IRCTC.

a.	User-Interface Inspection. Subscribers/Principal agents/Partners/Govt. agencies agree that IRCTC may inspect your API Client user interfaces at any time. Any such inspection must be during normal business hours. You must allow IRCTC to visit your place of business, or inspect all functionality of your API Client to IRCTC's reasonable satisfaction in some other manner agreed between you and IRCTC, within 7 days after notice from IRCTC that IRCTC desires to inspect your API Client interfaces. IRCTC's inspection shall consist only of a thorough walk-through with IRCTC of each screen in your API Clients on which IRCTC API Data is displayed or inputted. At the conclusion of such inspection, you shall provide IRCTC with a signed certification that you showed IRCTC all such screens.

4.	Client Software Principles. Your development and distribution of any software application that accesses IRCTC, including without limitation your development or distribution of any API Client, must at all times comply with the IRCTC Dos and Don'ts.

5.	Compliance with Law and Policies. You are responsible for complying with all applicable IRCTC laws, rules and regulations, all Third Party rights and all IRCTC policies regarding E ticketing . You shall not use the API in a manner that violates such laws, rules and regulations, Third Parties' rights or any IRCTC policies or in a manner that is deceptive, unethical, false or misleading.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

6.	Duty not to Interfere. You shall not interfere or attempt to interfere in any manner with the proper working of the IRCTC API.

7.	Usage and Quotas. IRCTC may, in its sole discretion, set a quota on your IRCTC API usage based on the IRCTC GRADING SYSTEM. You shall not attempt to exceed automated use-quota restrictions.

8.	No Implied Rights. Other than expressly granted herein, this API Agreement does not grant either party any intellectual property or other propriety rights. You hereby release and covenant not to sue IRCTC and its corporate affiliates and any of their licensees, assigns or successors, for any and all damages, liabilities, causes of action, judgments, and claims (a) pertaining to any intellectual property you develop that is based on, uses, or relates to the API; and (b) which otherwise may arise in connection with your use of, reliance on, or reference to the API. As between you and IRCTC, IRCTC and its applicable licensors retain all intellectual property rights (including without limitation all patent, trademark, copyright, and other proprietary rights) in and to the API Specifications, all IRCTC websites and all IRCTC services and any derivative works created thereof. All license rights granted herein are not sublicenseable, transferable or assignable unless otherwise stated herein.

9.	Non-exclusive. This API Agreement is a non-exclusive agreement. You acknowledge that IRCTC may be developing and may develop products or services that may compete with this API, API Clients or any other products or services.

10.	Third Party Opt Out. You must, at all times, provide to any customers for whose accounts you are accessing through the API the ability to easily and quickly (no longer than 3 business days after customer notice to you) disassociate their campaigns from your services and credentials and regain exclusive control of their IRCTC accounts.

11.	Indemnification. You shall indemnify, defend and hold IRCTC, its agents, affiliates, and licensors harmless from any claim, costs, losses, damages, liabilities, judgments and expenses (including reasonable fees of attorneys and other professionals), arising out of or in connection with any claim, action or proceeding (any and all of which are “Claims”) arising out of or related to any act or omission by you in using the IRCTC API, or relating to the development, operation, maintenance, use and contents of an API Client, including but not limited to any infringement of any third-party proprietary rights. At IRCTC's option, you shall assume control of the defense and settlement of any Claim subject to indemnification by you (provided that, in such event, IRCTC may at any time thereafter elect to take over control of the defense and settlement of any such Claim, and in any event, you shall not settle any such Claim without IRCTC's prior written consent).

12.	Termination. Any licenses contained in this API Agreement will terminate automatically without notice if you fail to comply with any provision of this API Agreement. IRCTC reserves the right to terminate this Agreement or discontinue the API or any portion or feature thereof for any or no reason and at any time without liability to you. Upon any termination or notice of any discontinuance, you must immediately stop and thereafter desist from using the API or distributing or developing API Clients and delete all API Specifications in your possession or control (including without limitation from your API Client and your servers

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

13.	Modification. IRCTC may modify any of the terms and conditions contained in this API Agreement, at any time and in its sole discretion, by posting a change notice to your account, changing the agreement, emailing the email address of your account or otherwise notifying you. The changes to this API Agreement will not apply retroactively and will become effective 7 days after posting. However, changes specific to new functionality or changes made for legal reasons will be effective immediately upon notice. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT. YOUR CONTINUED USE OF THE IRCTC API, CONTINUED POSSESSION OF A COPY OF THE API SPECIFICATIONS OR CONTINUED DEVELOPMENT OR DISTRIBUTION OF AN API CLIENT FOLLOWING A NOTIFICATION OF A CHANGE AS DESCRIBED ABOVE WILL CONSTITUTE BINDING ACCEPTANCE OF THE CHANGE.

14.	Disclaimer and Limitation of Liability. IRCTC DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION FOR NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PURPOSE. IRCTC SHALL HAVE NO CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE, OR OTHER LIABILITY WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, UNDER THIS API AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LIABILITY AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. ADDITIONALLY, IRCTC SHALL HAVE NO DIRECT LIABILITY WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, UNDER THIS API AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LIABILITY AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN THE EVENT THAT ANY OF THE ABOVE IS NOT ENFORCEABLE, IRCTC'S AGGREGATE LIABILITY UNDER THIS AGREEMENT IS LIMITED TO AMOUNTS PAID OR PAYABLE TO IRCTC BY YOU FOR THE API SERVICES IN THE MONTH PRECEDING THE CLAIM. THE API IS MADE AVAILABLE PRIMARILY AS A CONVENIENCE TO IRCTC'S USERS AND AS SUCH YOU AGREE THAT THE DISCLAIMERS AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THIS SECTION AND SECTION IV(2)) ARE A FAIR ALLOCATION OF RISK AND AN ESSENTIAL ELEMENT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE MODEST FEES CHARGED BY IRCTC.

15.	Injunctive Relief. You acknowledge that the limitations and restrictions in this API Agreement are necessary and reasonable to protect IRCTC, and expressly agree that monetary damages may not be a sufficient remedy for breach of this Agreement. In recognition thereof, you agree not to assert, with respect to an action or motion of IRCTC for injunctive relief with respect to such breach, that monetary damages would be sufficient remedy for any such breach. You agree that IRCTC will be entitled to seek temporary and permanent injunctive relief against any threatened violation of such limitations or restrictions or the continuation of any such violation in any court of competent jurisdiction, without the necessity of proving actual damages.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

16.	Miscellaneous. If you are a party to IRCTC Terms and conditions, will also apply to the API Agreement. If you are not a party to Terms, then a) the IRCTC API Agreement is governed by Indian Penal Code, and b) ALL CLAIMS ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS API AGREEMENT WILL BE LITIGATED EXCLUSIVELY IN THE STATE civil court. The IRCTC API Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any conflicting or additional terms contained in additional documents or oral discussion is void. You may seek approvals, permissions and consents to IRCTC by email, but any modifications by you to this IRCTC API Agreement must be made in a writing executed by both parties. Any notices to IRCTC must be sent to our corporate headquarters address to GGM/IT by courier, and is deemed given upon receipt. Any waiver of a provision of this API Agreement or of IRCTC's rights or remedies must be in a writing signed by IRCTC to be effective. Failure, neglect, or delay by IRCTC to enforce a provision of this API Agreement or its rights or remedies, will not be construed as a waiver of IRCTC's rights and will not in any way affect the validity of the whole or any part of this Agreement or prejudice IRCTC's right to take subsequent action. Unenforceable provisions will be modified to reflect the parties' intention, and remaining provisions of the API Agreement will remain in full effect. Customer may not assign any of its rights hereunder and any such attempt is void. You are not legal partners but are independent subscriber to IRCTC services.

17.	Deprecation Terms. IRCTC may, in its sole discretion, cease providing the current version of the API, at which point the current version of the API will be deprecated (the “Deprecated Version”). IRCTC will issue an announcement if the current version of the API will be deprecated. For a period of 4 months after an announcement (the “Deprecation Period”), IRCTC will use commercially reasonable efforts to continue to operate the Deprecated Version and to respond to problems with the Deprecated Version deemed by IRCTC in its sole discretion to be critical. During the Deprecation Period, no new features will be added to the Deprecated Version. IRCTC reserves the right in its sole discretion to cease providing all or any part of the Deprecated Version immediately without any notice for any of the reasons .At any time prior to creating a Deprecated Version, IRCTC may, in its reasonable discretion, label certain features or functionality of the API as "experimental." API Agreement will not apply to any features or functionality labeled as "experimental."

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

18.	Dispute Redressal Mechanism: In case of any dispute it shall be compulsory for the Second Party to first submit to the Arbitration of a sole Arbitrator not below the rank of General Manager/ IRCTC to be nominated by MD/IRCTC after a request is made in written by the Second Party or IRCTC. The decision of the Arbitrator shall be binding on both the parties. The language of the Arbitration shall be English and the venue of Arbitration will be New Delhi only.

19.	Force majeure: IRCTC shall not be liable to the Second Party / any other party in respect of any delay in performance of these terms and conditions or delay in performance or breach of the terms and conditions due to any event or circumstances which are beyond reasonable control of IRCTC.

20.	IRCTC’s Termination Rights: IRCTC may at any time at its sole discretion and without giving any reason or any prior notice terminate or temporarily suspend the Second Party’s access to all or any part of the website.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Exhibit 31.1

Certification of Principal Executive Officer
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Deepak Sharma, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of TripBorn, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15I and 15d-15I) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2016	/s/ Deepak Sharma
Deepak Sharma
President and Chief Executive Officer

Exhibit 31.2

Certification of Principal Financial Officer
Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Richard J. Shaw, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of TripBorn, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2016	/s/ Richard J. Shaw
Richard J. Shaw
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of TripBorn, Inc. (the “Company”) on Form 10-Q for the quarter ended September 30, 2016, (the “Report”), I, Deepak Sharma, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)       The Report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

(2)       The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Deepak Sharma
Deepak Sharma
President and Chief Executive Officer
November 14, 2016

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of TripBorn, Inc. (the "Company") on Form 10-Q for the quarter ended September 30, 2016, (the "Report"), I, Richard J. Shaw, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)       The Report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

(2)       The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Richard J. Shaw
Richard J. Shaw
Chief Financial Officer
November 14, 2016